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                                                                    EXHIBIT 10.1

                            AGREEMENT FOR PURCHASE OF
                                   REAL ESTATE

         THIS AGREEMENT FOR PURCHASE OF REAL ESTATE (this "Agreement") is made and entered into as of the 15th day of April, 2005, by and between The Lyme Timber Company, a New Hampshire Limited Partnership, having offices at 23 South Main Street, 3rd Floor, Hanover, New Hampshire 03755 ("Seller"), and Biomed Realty, L.P., a Maryland limited partnership, having offices at 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128 ("Purchaser"). In addition to Seller and Purchaser, this Agreement contains certain provisions enumerating the rights and obligations of the Joint Ventures (as defined below). The agreement of the Joint Ventures to accept such rights and be bound by such obligations is addressed in Section 8 hereof.

                                    RECITALS

         A. Seller and its wholly-owned subsidiaries set forth on Schedule 1 are the owners of, or own interests in, the Properties set forth opposite their names on Schedule 1. Additionally, Seller owns certain interests in joint ventures (the "Joint Ventures") that in turn are the owners of, or whose subsidiaries are the owners of, the Properties set forth opposite their names on
Schedule 1. Each such wholly-owned subsidiary of Seller, Joint Venture, or subsidiary of a Joint Venture set forth on Schedule 1 is hereinafter referred to as a "Subsidiary" and collectively as "Subsidiaries".

         B. Seller desires to sell, and/or cause its Subsidiaries to sell, the Properties set forth opposite their names on Schedule 1 to Purchaser by deed conveyance of such Properties, and Purchaser desires to so purchase such Properties as specified on Schedule 1 from Seller or its Subsidiaries, as applicable, each upon and subject to the terms and conditions of this Agreement.

         C. Section 15 contains a table of defined terms, Section 16 contains a list of Exhibits and Section 17 contains a list of Schedules with respect to this Agreement.

         NOW THEREFORE, in consideration of the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, the Joint Ventures and Purchaser agree as follows:

1. PURCHASE AND SALE OF PROPERTY

         Subject to the terms and conditions of this Agreement (including, without limitation, Section 13(B)), Seller shall sell and convey, or shall cause its Subsidiaries to sell and convey, and Purchaser shall purchase, the Properties as specified on Schedule 1 opposite the names of the Seller and its Subsidiaries. Each parcel of property set forth on Schedule 1 (each, a "Property" and collectively, the "Properties") shall consist of:

         (A) all right, title and interest of Seller or its Subsidiaries, as applicable, in and to those certain tracts of real estate described on the attached Schedule 1, upon which are situated

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certain buildings, garages or other improvements, which real estate is legally described in the attached Schedule 1(A), together with all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto (collectively, the "Land"); and

         (B) all right, title and interest of Seller or its Subsidiaries, as applicable, in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) adjoining the Land or any of it (all of the foregoing being included within the term "Land"); and

         (C) all right, title and interest of Seller or its Subsidiaries, as applicable, in and to all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter located on the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures (collectively, the "Improvements"; the Land and Improvements being collectively referred to as the "Premises"); and

         (D) all right, title and interest of Seller or its Subsidiaries, as applicable, in and to the items of personal property now or hereafter located in and used in connection with the operation, ownership or management of the Premises, including the items of personal property set forth on Schedule 1(D)-1 attached to this Agreement (the "Personal Property"), but specifically excluding
(i) any items of personal property listed on Schedule 1(D)-2 (the "Excluded Property") and (ii) any items of personal property owned or leased (from anyone other than Seller) by Seller's property manager or any tenant at or on the Premises, provided that Seller shall have thirty (30) days after the Closing Date to remove any Excluded Property located at the Premises and Purchaser shall reasonably cooperate with Seller in connection with such removals; and

         (E) all right, title and interest of Seller or its Subsidiaries, as applicable, in and to all existing surveys, blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) and other documentation for or with respect to the Property; all marketing artwork and construction drawings concerning the Property, in each case, to the extent available and in the possession and control of Seller or its Subsidiaries, as applicable; all tenant lists and data, correspondence with past, present and prospective tenants, vendors, suppliers, utility companies and other third parties, booklets, manuals and promotional and advertising materials concerning the Property or any part thereof, in each case, to the extent available and in the possession and control of Seller or its Subsidiaries, as applicable; and such other existing books, records and documents (including, without limitation, those relating to ad valorem taxes and leases) used solely in connection with the operation of the Property to the extent available and in the possession and control of Seller or its Subsidiaries, as applicable; all trade names and trade marks associated with any Property or by which any Property is commonly known or designated (each, a "Property Name"); provided, however, that (i) none of Seller, Joint Ventures or any of their Subsidiaries makes any representations or warranties whatsoever with respect to the Property Names and (ii) for the avoidance of doubt, Seller and Purchaser each acknowledge that patents, trademarks, trade names, copyrights or other intellectual property other than the Property Names

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(collectively, "Intellectual Property"), including, without limitation, the trade names "Lyme," "Lyme Properties," and "Kendall Square" shall not be transferred from Seller to Purchaser under this Agreement; and

         (F) all right, title and interest of Seller or its Subsidiaries, as applicable, in and to the leases affecting the Premises (the "Leases") and the Other Documents affecting the Premises and the other intangible personal property (other than Intellectual Property) now or hereafter owned by Seller or its Subsidiaries, as applicable, and solely relating to the Property.

2. PURCHASE PRICE

         (A) Purchase Price.

         The total consideration to be paid by Purchaser to Seller and the Joint Ventures for the Properties is Five Hundred Twenty-Four Million Dollars ($524,000,000) (the "Purchase Price"), which is allocated among the Properties as indicated on the attached Schedule 1 (the amount allocated to each Property on Schedule 1 being the "Allocated Purchase Price" for such Property). Purchaser, Seller and the Joint Ventures agree that (i) the allocation of the Purchase Price among the Properties set forth on Schedule 1 reflects Purchaser's determination of the fair market value of each Property, and (ii) no portion of the Purchase Price shall be allocated to the Personal Property. The Purchase Price shall be paid as follows:

         (B) Earnest Money.

                  (i) Upon the execution of this Agreement by Seller and Purchaser, Purchaser shall either (a) deposit in an account (the "Escrow Account") designated by the New York City office of the Title Insurer ("Escrowee") the sum of Two Million Dollars ($2,000,000) in immediately available funds, or (b) deliver to Escrowee a Letter of Credit in the stated amount of Two Million Dollars ($2,000,000) (such funds, together with any interest earned thereon, net of investment costs, or such Letter of Credit, the "Earnest Money"). Upon the expiration of the Due Diligence Date (as defined in
Section 13(B)), Purchaser shall either (x) deposit in the Escrow Account the additional sum of Thirteen Million Dollars ($13,000,000) in immediately available funds, or (y) deliver to Escrowee an additional Letter of Credit in the stated amount of Thirteen Million Dollars ($13,000,000) or an amended and restated Letter of Credit in the amount of Fifteen Million Dollars ($15,000,000) (in which case, with respect to the amended and restated Letter of Credit the Escrowee shall return the original Letter of Credit to Purchaser) (such funds, together with any interest earned thereon, net of investment costs, or such Letter of Credit, the "Second Deposit"), which Second Deposit shall become part of the Earnest Money. The Earnest Money shall be held by Escrowee pursuant to the escrow instructions in the form attached hereto as Exhibit A (the "Earnest Money Escrow Instructions"). If at any time any portion of the Earnest Money is not represented by a Letter of Credit, Escrowee shall invest such portion of the Earnest Money in an interest-bearing savings account or short-term U.S. Treasury Bills or similar cash-equivalent securities, as directed by Purchaser and Seller. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number and shall become part of the Earnest Money. "Letter of Credit" shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in a form reasonably acceptable to Seller issued or confirmed for direct payment by a financial institution acceptable

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to Seller, that expires no later than three (3) months after the Closing, in favor of Seller entitling Seller to draw thereon based solely on a statement purportedly executed by an officer of Seller stating that it has the right to draw thereon.

         (C) Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to Sections 4(B)(iv), 4(D), 4(F), 6(A), 8(A)(iii), 8(C), 8(E), 8(H), 8(I), 10(A)(ii) or 13(B), the Earnest Money shall be delivered by the Escrowee to Purchaser. This Section 2(C) shall survive the termination of this Agreement.

                  (i) If this Agreement is terminated pursuant to Section 10(C), the Earnest Money shall be delivered by the Escrowee to an account or accounts designated by Seller. This Section 2(C)(i) shall survive the termination of this Agreement.

                  (ii) At the Closing, the Earnest Money shall be delivered by the Escrowee to an account or accounts designated by Seller (subject to the next sentence) as payment toward the Purchase Price. For convenience in determining the Cash Balance, only interest earned through the fifth (5th) business day prior to the scheduled Closing Date (even if such Closing Date should be adjourned) shall be delivered to an account or accounts designated by Seller and taken into account in determining the Cash Balance and the remaining interest with respect to the Earnest Money shall be delivered to Purchaser.

         (D) Cash Balance.

         At the Closing, Purchaser shall pay to Seller (or such other parties as directed by Seller) the Purchase Price less (i) the amount delivered to Seller under Section 2(C)(ii), and (ii) the aggregate principal amount outstanding under the Assumed Loans as of the Closing Date, such sum to be paid by wire transfer of immediately available funds transferred to an account or accounts designated by Seller in writing by notice received by Purchaser not less than one (1) business day prior to the Closing Date, subject, however, to such prorations and adjustments as are required by this Agreement (such amount to be paid to Seller (or such other parties as directed by Seller), as adjusted, being referred to as the "Cash Balance").

3. OPERATION OF PROPERTY THROUGH CLOSING

         From the date of this Agreement through the Closing Date, Seller covenants that (and, as applicable, Purchaser covenants that):

         (A) Except as otherwise provided in this Section 3, Seller and the Joint Ventures shall, or shall cause their respective Subsidiaries, as applicable, to manage, operate and maintain the Properties in a manner consistent with past practices. Seller and the Joint Ventures will not, and will cause their respective Subsidiaries, as applicable, not to make any change in their normal and customary billing practices or apply any security deposits against rent delinquencies or other Lease defaults (other than for tenants who either vacate their spaces or with whom Seller, the Joint Ventures or their respective Subsidiaries engage in litigation) without notice to Purchaser.

         (B) Without the prior written consent of Purchaser or except as otherwise provided in this Section 3, Seller and the Joint Ventures shall not, and shall cause their respective

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Subsidiaries, as applicable, not to sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Properties (except for (x) such items of tangible Personal Property as become obsolete, consumed or are disposed of in the ordinary course of business, or (y) due to a Condemnation (for which Section 6 shall govern)). Purchaser's consent to the actions described in this Section 3(B) shall not be unreasonably withheld conditioned or delayed, provided that (I) such consent shall be deemed given if Purchaser does not respond within five (5) days after request for consent from Seller or a Joint Venture, as applicable, and (II) any denial of consent shall be accompanied by an explanation as to why such consent was denied.

         (C) Without the prior written consent of Purchaser, Seller and the Joint Ventures shall not, and shall cause their respective Subsidiaries, as applicable, not to (i) terminate any Lease (except in the case of (x) a default or to relocate a tenant and otherwise in the ordinary course of business or (y) such Lease terminating by its terms) or (ii) modify, extend, amend or renew any Lease or enter into any new Lease. Purchaser's consent to the actions described in this Section 3(C) shall not be unreasonably withheld conditioned or delayed, provided that (I) such consent shall be deemed given if Purchaser does not respond within five (5) business days after request for consent from Seller or a Joint Venture, as applicable, and (II) any denial of consent shall be accompanied by an explanation as to why such consent was denied; provided, however, Purchaser's denial of consent shall be considered reasonable if, assuming the Closing were to occur, any action could jeopardize BioMed Realty Trust, Inc., a Maryland corporation ("Purchaser's REIT Entity") status as a real estate investment trust within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986 (the "Code") or cause the Purchaser REIT Entity to be in receipt of income that does not constitute "rent from real property" within the meaning Section 856(d) of the Code. Notwithstanding the foregoing, Purchaser approves of the proposed Lease amendments on Schedule 3(C) and Seller or its applicable Subsidiary shall have the right, but not the obligation, to enter into such Lease amendments without further consent of Purchaser at any time prior to Closing. At Closing, Purchaser shall assume the obligations of Seller, the Joint Ventures, and their respective Subsidiaries, as applicable, under all of the Leases affecting the Properties that exist as of the Closing (including the Leases that exist as of the date hereof (other than those that expired or were duly terminated) and such Leases affecting the Properties that are entered into, amended, modified or renewed after the date hereof not in violation of this Agreement).

         (D) Prior to the Closing Date, except as described in Sections 8(A)-8(C), without the prior written consent of Purchaser, Seller and the Joint Ventures shall not, and shall cause their respective Subsidiaries, as applicable, not to (i) terminate any of the Assumed Loan Documents or Other Documents, except for such Assumed Loan Documents or Other Documents which mature or expire by their terms prior to the Closing Date, (ii) modify, extend, amend or renew any Assumed Loan Document or Other Document, or (iii) unless otherwise required by the applicable lender and subject to Seller paying off any financing with respect to any Property which is not an Assumed Loan, make any payments other than regularly scheduled payments on the Assumed Loans. Purchaser's consent to the actions described in this Section 3(D) shall not be unreasonably withheld conditioned or delayed, provided that (I) such consent shall be deemed given if Purchaser does not respond within five (5) business days after request for consent from Seller or a Joint Venture, as applicable, and (II) any denial of consent shall be accompanied by an explanation as to why such consent was denied; provided, however, Purchaser's denial of consent shall be considered reasonable if, assuming the Closing were to

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occur, any action could jeopardize Purchaser's REIT Entity's status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code or cause the Purchaser REIT Entity to be in receipt of income that does not constitute "rent from real property" within the meaning Section 856(d) of the Code. At Closing, Purchaser shall assume the obligations of Seller, the Joint Ventures, and their respective Subsidiaries, as applicable, under the Assumed Loan Documents and Other Documents affecting the Properties.

         (E) Not less than five (5) business days prior to the Due Diligence Date, Purchaser shall have the right to provide Seller with a list of Service Contracts which Purchaser wishes to have assigned to it by Seller, the Joint Ventures or the Subsidiaries, as applicable, at the Closing (the "Assigned Contracts"). Purchaser has elected not to assume any management and leasing commission agreements (subject to Purchaser's obligations under Section 5(C)(i)(c) hereunder) affecting the Property. Seller and the Joint Ventures shall, or shall cause the Subsidiaries to (i) assign the Assigned Contracts to Purchaser at Closing to the extent the terms of such contracts permit such assignment (and Purchaser shall assume the obligations of Seller, the Joint Ventures and their respective Subsidiaries, as applicable, under the Assigned Contracts), and (ii) terminate or otherwise assume, and hold Purchaser harmless from and against, all claims with respect to the Service Contracts which are not Assigned Contracts as of the Closing. Seller will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Property or binding on Purchaser after the Closing (unless the same is terminable on 30 days prior notice without penalty or premium) without Purchaser's prior written consent, which shall not be unreasonably withheld conditioned or delayed and which consent shall be deemed given if Purchaser does not respond within five (5) business days after request for consent from Seller or a Joint Venture, as applicable. Any denial of consent shall be accompanied by an explanation as to why such consent was denied.

         (F) Seller and the applicable Joint Venture shall, and shall cause their respective Subsidiaries to, continue to have the construction and repair work performed that is set forth on Schedule 3(F)-1 in accordance with the terms of that certain Lease to Genzyme Corporation (the "Genzyme Lease") for space at the Property located at 500 Kendall Street, Cambridge, Massachusetts. If the total amount expended by Seller, such Joint Venture and their respective Subsidiaries, collectively, for such construction and repair work prior to the Closing Date is less than $582,884, then the Purchase Price shall be reduced by an amount equal to the difference between $582,884 and such amount actually expended. At or prior to Closing, Seller shall provide purchaser with reasonable back-up documentation substantiating such expenditures. The parties acknowledge that certain work, that is described on Schedule 3(F)-2, may be performed after the Closing Date by Seller (or its subsidiaries or affiliates), which work would result in an increased rent under the Genzyme Lease (such work that increases such rent to be referred to as the "Genzyme Work"). From time to time, and as and when Seller (or its applicable subsidiary or affiliate) intends to perform the Genzyme Work (or any portion thereof), such performing party shall have the right to give Purchaser a notice (a "Genzyme Work Payment Request") demanding that Purchaser pay the amounts then required to perform such work (but in no event more than $1,800,000 in the aggregate), which notice shall be accompanied by reasonable documentation substantiating the costs contained in such notice. Purchaser shall pay to such performing party the amount set forth in such Genzyme Work Payment Request within thirty (30) days after receiving such notice. Upon completion of the

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applicable Genzyme Work (or applicable portion thereof), Seller shall (or shall cause its applicable subsidiary or affiliate performing such work to) provide Purchaser with evidence of such completion that is reasonably required for Purchaser to enforce its rights under the Genzyme Lease to increase the rent thereunder based upon such work performed; provided that (i) nothing contained herein shall obligate Seller or any subsidiary or affiliate to perform the Genzyme Work unless and to the extent that Purchaser has been given a Genzyme Work Payment Request and Purchaser has paid the amounts due thereunder when required hereunder to Seller (or Seller's applicable subsidiary or affiliate performing such work) and (ii) neither Seller nor any Subsidiary have any liability hereunder if Purchaser is unable to obtain such increased rent. The provisions of this Section 3(F) shall survive the Closing.

         (G) Seller and the Joint Ventures shall, and shall cause their respective Subsidiaries to continue in full force and effect existing insurance coverages for the Properties as disclosed to Purchaser on Schedule 7(A)(iv) or replacement insurance with coverage that is not materially less favorable.

         (H) Estoppel Certificates.

                  (i) Seller and the Joint Ventures shall use good faith, commercially reasonable efforts to obtain estoppel letters from all tenants under Leases demising 50,000 square feet or more, in substantially the form annexed hereto as Exhibit B or in the form called for under the applicable Lease if the applicable tenant refuses to execute one substantially in the form annexed hereto as Exhibit B after being requested to do so by Seller or the applicable Joint Venture (the "Tenant Estoppels"). If, with respect to a particular Lease, Seller or the applicable Joint Venture has failed to obtain a Tenant Estoppel required hereunder, Seller or such Joint Venture may elect to satisfy the requirement to obtain such estoppel by delivering a seller estoppel certificate in the form attached hereto as Exhibit C (each, a "Seller Tenant Estoppel Certificate") as a substitute for any remaining Tenant Estoppels that have not been obtained; provided, however, that Seller or the applicable Joint Venture may not provide Seller Tenant Estoppel Certificates with respect to (I) the Genzyme Lease and (II) any Leases to Vertex Pharmaceuticals Incorporated ("Vertex") to satisfy the Tenant Estoppel condition to Closing hereunder with respect to such two tenants. Any Seller Tenant Estoppel Certificate shall survive for the Representation Survival Period and Seller's or the applicable Joint Venture's liability with respect all Seller Tenant Estoppel Certificates shall be capped at the Damage Cap (together with any other amounts credited against such cap); provided, however, that at any time prior to the expiration of the Representation Survival Period if Seller or a Joint Venture shall receive and deliver a Tenant Estoppel from any tenant covered in any such Seller Tenant Estoppel Certificate, then such Seller Tenant Estoppel Certificate shall be returned to Seller or the applicable Joint Venture and shall be deemed null and void and of no further force or effect.

                  (ii) Seller agrees to request, or cause the Subsidiaries to request, that each of the lenders under the Assumed Loans execute an estoppel certificate addressed to Purchaser stating (i) that the applicable Assumed Loan Documents have not been amended, (ii) the outstanding principal balance of the applicable Assumed Loan and the amounts of all reserve and impound accounts and
(iii) that there are no material defaults under the applicable Assumed Loan (the "Lender Estoppels"). Seller agrees to use good faith commercially reasonable efforts to obtain each of the Lender Estoppels. If, with respect to a particular Assumed Loan, Seller has

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failed to obtain a Lender Estoppel, Seller may elect to satisfy the requirement to obtain such estoppel by delivering a seller lender estoppel certificate making the same statements as would have been in the Lender's Estoppel (each, a "Seller Lender Estoppel Certificate") as a substitute for any remaining Lender Estoppels that have not been obtained. Any Seller Lender Estoppel Certificate shall survive the Closing indefinitely and not be subject to the Damage Cap; provided, however, that at any time if Seller shall receive and deliver a Lender Estoppel from the lender covered in any such Seller Lender Estoppel Certificates, then such Seller Lender Estoppel Certificate shall be returned to Seller and shall be deemed null and void and of no further force or effect.

                  (iii) Seller agrees to request, or cause the Joint Ventures and the Subsidiaries to request, that each counterparty ("CER Counterparty") to that certain Declaration of Covenants, Easements and Restrictions, dated July 17, 2002 (the "CER") and recorded against the Properties which are part of the development known as "Kendall Square" execute an estoppel certificate (the "CER Estoppels") addressed to Purchaser in the form required by the CER which shows no material defaults by KS Parcel A, LLC and KS Parcel D, LLC under the CER. If, with respect to a particular CER Counterparty, Seller has failed to obtain a CER Estoppel, Seller may elect to satisfy the requirement to obtain such estoppel by delivering a seller CER estoppel certificate making the same statements as would have been in the CER Estoppel (each, a "Seller CER Estoppel Certificate") as a substitute for any remaining CER Estoppels that have not been obtained. Any Seller CER Estoppel Certificate shall survive the Closing indefinitely and not be subject to the Damage Cap; provided, however, that at any time if Seller shall receive and deliver a CER Estoppel from the CER Counterparty covered in any such Seller CER Estoppel Certificates, then such Seller CER Estoppel Certificate shall be returned to Seller and shall be deemed null and void and of no further force or effect.

         (I) Seller shall use commercially reasonable efforts to maintain in existence all current licenses, permits and approvals, if any, in its name necessary or reasonably appropriate to the ownership, operation or improvement of the Properties.

         (J) So long as this Agreement is in effect and Purchaser is not in default hereunder, Seller shall: (i) remove each of the Properties from the market, and (ii) not actively solicit or negotiate with any other prospective purchasers of any Property.

4. STATUS OF TITLE OF PROPERTY

         (A) State of Title.

         At Closing, Purchaser shall accept title to the Premises, subject only to the following enumerated exceptions (collectively referred to as the "Permitted Exceptions"):

                  (i) those agreements, covenants, conditions, restrictions, encroachments and other matters that are shown on any Title Commitment or Survey, except to the extent that Seller or the applicable Joint Venture or Subsidiary is obligated to remove the same pursuant to the express terms of Sections 4(B) or 4(C) ("Seller Removal Obligations");

                  (ii) those agreements, covenants, conditions, restrictions and other matters which are not shown on any Title Commitment or Survey that do not affect (x) the

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Seller's, a Joint Venture's or any of their respective Subsidiaries' title to such Premises or (y) the use of such Premises for commercial purposes, in either case other than to a de minimis extent, but shall not include the Seller Removal Obligations. The matters set forth on Schedule 4(A)(ii) shall be deemed to be Permitted Exceptions hereunder;

                  (iii) the lien of general real estate taxes, personal property taxes and all water, sewer, utility, trash and other similar charges and assessments which are not yet due and payable;

                  (iv) the Leases, Assigned Contracts and Other Documents that exist as of the Closing (including the Leases and Assigned Contracts that exist as of the date hereof (other than those that expired or were duly terminated) and such Leases and Assigned Contracts that are entered into, modified or renewed after the date hereof not in violation of this Agreement);

                  (v) all notes or notices of violation of law or municipal ordinances, orders or requirements that have been noted in or issued by any federal, state or municipal department having jurisdiction over the Properties prior to the date hereof;

                  (vi) any liens, encumbrances or other defects or exceptions to title insurance coverage caused by Purchaser, by any of Purchaser's Representatives or by Seller, any Joint Venture, any of their respective Subsidiaries or any of their respective representatives at Purchaser's or any Purchaser's Representative's prior request;

                  (vii) any leases by which Seller, the Joint Ventures or their respective Subsidiaries hold the right to possess and use any of the Personal Property;

                  (viii) the notes, mortgages, indentures and other documents relating to the financings listed on Schedule 7(A)(xi) attached hereto (such financings, the "Assumed Loans"; such notes, mortgages, indentures and other documents related to the Assumed Loans, the "Assumed Loan Documents");

                  (ix) any state of facts which an accurate survey or personal inspection of the Property might reveal, provided same do not render title unmarketable, other than the Seller Removal Obligations;

                  (x) all rights or easements, if any, of the applicable jurisdiction or municipality or any public or private utility company, to maintain telephone wires, pipes, conduits or other facilities which enter or cross the Properties.

                  (xi) any lien, encumbrance or governmental obligation which either affects solely the property of a tenant under a Lease or is the obligation of such a tenant to discharge, cure or comply with; and

                  (xii) all laws, regulations, ordinances and deed restrictions including, without limitation, all environmental, building and zoning restrictions affecting the Properties or the ownership, use or operation thereof adopted by any governmental authority having jurisdiction over the Properties or the ownership, use or operation thereof, and all amendments or

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additions thereto now in effect or which may be in force and effect on the
Closing Date with respect to such Properties.

         (B) Preliminary Evidence of Title.

                  (i) Purchaser acknowledges that it has received the commitments (each, a "Title Commitment" and collectively, the "Title Commitments") listed on Schedule 4(B)(i), issued by Stewart Title Guaranty Company (the "Title Insurer").

                  (ii) Purchaser acknowledges that it has received copies of all documents referred to in the Title Commitments and all other documents evidencing or relating to matters reflected in the Title Commitments.

                  (iii) Purchaser acknowledges that it has received the as-built survey (the "Survey") for each of the Premises as listed on Schedule 4(B)(iii).

                  (iv) Purchaser shall have until the Due Diligence Date to review the Title Commitments and the Surveys. If, prior to the Due Diligence Date, Purchaser objects to any matter or condition shown on any Title Commitment or Survey or otherwise discovers any exceptions to title other than Permitted Exceptions with respect to any Property, Purchaser shall notify Seller and the Joint Ventures promptly upon making such determination and, in any event, not later than 5:00 p.m. (New York City time) on the Due Diligence Date. The Purchaser's notice (the "Purchaser's Title Objection Notice") shall include an explanation of such matter, condition or exception. Seller or such Joint Venture, as applicable shall have until 5:00 p.m. (New York City time) on the date that is five (5) business days after the delivery of Purchaser's Title Objection Notice to respond in writing (the "Seller's Title Objection Response") either that (x) it will cure or correct such matter, condition or exception prior to Closing, or (y) it is unable or unwilling to cure or correct such matter, condition or exception (and failure to respond will deemed to be an election of option (y)). If Seller or such Joint Venture delivers (or is deemed to have delivered) a Seller's Title Objection Response indicating that it will not cure or correct such matter, condition or exception, Purchaser shall have until 5:00 p.m. (New York City time) on the date that is three (3) business days from the date on which the Seller's Title Objection Response was delivered, or is deemed to have been delivered, to (i) waive the original Purchaser's Title Objection Notice, in which event such matter, condition or exception shall be deemed a Permitted Exception; or (ii) terminate this Agreement by written notice to Seller and the Joint Ventures. If Seller or such Joint Venture delivers a Seller's Title Objection Response indicating it will cure or correct such matter, condition or exception, then Seller or such Joint Venture shall, or shall cause their respective subsidiaries to, cure or correct such matter, condition or exception to the reasonable satisfaction of Purchaser on or prior to the Closing Date. If Purchaser terminates this Agreement pursuant to this Section, this Agreement shall become null and void and no party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to Purchaser and the provisions that are expressly stated to survive the termination of this Agreement. If Purchaser does not elect to terminate this Agreement (including by not delivering Purchaser's Title Objection Notice within the required time period) in accordance with this
Section 4(B)(iv), Purchaser shall be deemed to have accepted all matters shown on the Title Commitments and the Surveys and all other exceptions to title with respect to the Properties which were discovered by Purchaser prior to the Due Diligence Date, without any change to the other terms of this Agreement.

         (C) Title Report and Survey.

                  Purchaser may elect to obtain a new preliminary title report or new Title Commitment for each of the Properties, provided that such new report or Title Commitment shall be obtained from the Title Insurer and not from any other title insurance company. Purchaser agrees to purchase its title insurance at Closing from the Title Insurer. Purchaser may also elect to obtain new Surveys or revise, modify, or re-certify existing Surveys as necessary in order for the Title Insurer to delete the survey exception from the Title Policy or otherwise satisfy Purchaser's objectives.

         (D) Title Defects.

                  After the Due Diligence Date, if any revision or update of any Title Commitment or Survey, including the new preliminary title reports, Title Commitments and Surveys obtained pursuant to Section 4(C) above, discloses exceptions to title other than Permitted Exceptions, Purchaser shall so notify Seller on or before the fifth (5th) business day after receipt of same, or at Closing, if less than five (5) business days remain from receipt of same and Closing (the "Objection Cut Off Date"), time being of the essence, and Seller, or a Joint Venture, as applicable, shall have until Closing (and may adjourn the Closing for such reasonable periods, not to exceed sixty (60) days in the aggregate) to have each such exception that is not a Permitted Exception to title removed or corrected in each case to the reasonable satisfaction of Purchaser, but subject to Section 4(E). Nothing herein shall require Seller or the Joint Ventures or any of their Subsidiaries to (i) bring any action or proceeding to remove any exception that is not a Permitted Exception or (ii) take any steps, or otherwise incur any expense, in excess of $100,000 for any one Property and $400,000 in the aggregate for all Properties (such cap amounts collectively, the "Title and Violations Cure Cap") to remove any exception that is not a Permitted Exception (except that Seller or a Joint Venture, as applicable, shall be obligated to remove any and all liens voluntarily placed by Seller or such Joint Venture or their respective Subsidiaries against any Property after the date of the applicable Title Commitment in violation of this Agreement and shall remove any other exceptions that are not Permitted Exceptions that: (I) are for liquidated amounts, (II) can be removed by the mere payment of money, and (III) would cost not more than the Title and Violations Cure Cap to remove). Any exception to title which Purchaser does not raise on or before the Objection Cut Off Date shall be deemed a Permitted Exception. If Seller or a Joint Venture, as applicable, fails to have each such exception that is not a Permitted Exception removed or corrected at or prior to Closing (as adjourned), Purchaser may at its sole and exclusive option at Closing (as adjourned), either (a) terminate this Agreement by written notice to Seller and the Joint Ventures, whereupon all rights and obligations hereunder of each party shall cease and terminate and be of no further force or effect except those rights and obligations hereunder that expressly survive the termination of this Agreement, or (b) elect to accept title to the Property as it then is without any reduction in, abatement of, or credit against the Purchase Price and such exceptions shall be deemed Permitted Exceptions; if Purchaser fails to make either such election at Closing, Purchaser shall be deemed to have elected option (b).

         (E) Discharge of Title Objections.

         Notwithstanding anything herein to the contrary, Seller or a Joint Venture, as applicable, shall be deemed to have removed or corrected each matter, condition or exception that is not a Permitted Exception if, in Seller's or such Joint Venture's discretion and at its sole cost and expense, Seller or such Joint Venture either (a) causes the Title Insurer to remove such matter, condition or exception that is not a Permitted Exception as an exception to title in the title policy issued at Closing or affirmatively insure against the same in a manner reasonably acceptable to Purchaser, in each case without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, or (b) delivers (i) its own funds (or directs that a portion of the Purchase Price be delivered) in an amount needed to fully discharge any such matter, condition or exception to the Title Insurer with instructions for the Title Insurer to apply such funds to fully discharge any such matter, condition or exception, and (ii) if required by the Title Insurer, such instruments, in recordable form, as are necessary to enable the Title Insurer to discharge such matter, condition or exception of record.

         (F) Notices of Violations.

         If Seller, the Joint Ventures or their Subsidiaries receive any notes or notices of material violation (a "Material Violation") of law or municipal ordinances, orders or requirements that have been noted in or issued by any federal, state or municipal department having jurisdiction over the Properties during the period between the date hereof and the Closing Date (exclusive of any notice or further notice related to matters set forth on Schedule 7(A)(ii)) (each such note or notice, a "Material Violation Notice"), Seller or the applicable Joint Venture shall so notify Purchaser on or before the fifth (5th) business day after receipt of same, or at Closing, if less than five (5) business days remain from receipt of same and Closing, time being of the essence, and Seller or the applicable Joint Venture shall have until Closing (and may adjourn the Closing for such reasonable periods, not to exceed sixty
(60) days in the aggregate) to cure or correct each such Material Violation, in each case as required by the applicable Material Violation Notice. Nothing herein shall require Seller or the Joint Ventures or any of their Subsidiaries to (i) bring any action or proceeding to cure or correct any Material Violation, or (ii) take any steps, or otherwise incur any expense, in excess of the Title and Violations Cure Cap to cure or correct any Material Violation (except that Seller or a Joint Venture, as applicable, shall be obligated to cure or correct any and all Material Violations voluntarily committed by Seller or such Joint Venture or their respective Subsidiaries with respect to any Property after the date hereof in violation of this Agreement and shall cure or correct any other Material Violations that: (I) are for liquidated amounts, (II) can be removed by the mere payment of money, and (III) would cost not more than the Title and Violations Cure Cap to cure or correct). If Seller or a Joint Venture, as applicable, fails to have each such Material Violation cured or corrected at or prior to Closing (as adjourned), Purchaser may at its sole and exclusive option at Closing (as adjourned), either (a) terminate this Agreement by written notice to Seller and the Joint Ventures, whereupon all rights and obligations hereunder of each party shall cease and terminate and be of no further force or effect except those rights and obligations hereunder that expressly survive the termination of this Agreement, or (b) elect to proceed with the Closing without any reduction in, abatement of, or credit against the Purchase Price and any obligations of Seller, the Joint Ventures or their subsidiaries to correct or cure such Material Violations shall be deemed waived by Purchaser; if Purchaser fails to make either such election at Closing, Purchaser shall be deemed to have elected option (b). For the avoidance of doubt, the Title and Violations Cure Cap shall apply to the aggregate amount, if any, required to be expended by Seller, the Joint Ventures and their Subsidiaries hereunder both to (i) remove or correct exceptions to title discovered after the Due Diligence Date that are not Permitted Exceptions, and
(ii) to correct or cure Material Violations.

5. CLOSING

         (A) Closing Date.

                  Subject to Section 13(B), the "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Properties, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 9:00 a.m. on the date that is thirty (30) days after the Due Diligence Date (or, if such date is not a business day, then the next succeeding business day), or as adjourned in accordance with the express provisions of this Agreement (the "Closing Date") at the offices of Seller's counsel in New York, New York, or at such other time and place as Seller, the Joint Ventures and Purchaser shall agree in writing. Five
(5) business days prior to Closing the parties hereto will begin pre-closing the transaction.

                  PURCHASER RECOGNIZES THAT IT IS A MATERIAL CONDITION TO THE OBLIGATIONS OF SELLER AND THE JOINT VENTURES UNDER THIS AGREEMENT THAT THE CLOSING OCCUR NOT LATER THAN THE CLOSING DATE. ACCORDINGLY, PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER SHALL NOT BE ENTITLED TO ANY ADJOURNMENT OF THE CLOSING, TIME BEING OF THE ESSENCE AS TO THE PERFORMANCE OF THE OBLIGATIONS OF PURCHASER HEREUNDER ON OR PRIOR TO SUCH DATE.

         (B) Closing Deliveries.

                  (i) Seller. At the Closing, Seller and the Joint Ventures shall deliver or cause to be delivered with respect to each Property or all of the Properties, as applicable:

                           (a) to Purchaser, (i), for each Property located in
Massachusetts, a quitclaim deed substantially in the form attached hereto as Exhibit D-1, and (ii) for each Property located in New Hampshire, (x) a warranty deed substantially in the form attached hereto as Exhibit D-2, and (y) to the Title Insurer or the appropriate authority, a real estate excise or transfer tax affidavit (or other required forms), as required by law and any environmental disclosure forms, as required by law;

                           (b) to Purchaser, an omnibus bill of sale and
assignment and assumption of Leases, security deposits, Assigned Contracts, Personal Property, Other Documents and other property being conveyed pursuant to this Agreement in the form attached hereto as Exhibit E;

                           (c) to Purchaser, a letter advising tenants under the
Leases of the change in ownership of the Premises and where security deposits will be held, and directing them to pay rent to Purchaser or as Purchaser may direct (the form of same shall be prepared by Purchaser subject to Seller's reasonable approval);

                           (d) to Purchaser, to the extent that the following
are in the possession or control of Seller, a Joint Venture or their respective Subsidiaries or its property managers, all of the original (or copies if only a copy is available) Leases, Other Documents, Assumed Loan Documents and Assigned Contracts, and any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, specifications, drawings, marketing artwork, construction drawings, complete warranty book including all contractors and subcontractors and other documentation concerning all or any part of the Property (provided, however, Seller and the Joint Ventures may keep copies of any of the foregoing); provided however, at Purchaser's request, Seller and the Joint Ventures will provide any of such information in electronic format, if same is in the possession or control of Seller, a Joint Venture or their respective Subsidiaries unless same is in a proprietary format of a computer program, other computer software or under a licensing agreement that Seller and the Joint Ventures are not transferring;

                           (e) to Purchaser, any transferable bonds, warranties
or guaranties that relate to the Property and in Seller's, a Joint Venture's or any of their respective Subsidiaries' possession and control;

                           (f) to Purchaser, a corporate resolution authorizing
the sale and the execution of closing documents, and a certificate of authority of individuals authorized to consummate the sale on behalf of Seller, the Joint Ventures and their respective Subsidiaries, or such other reasonable evidence of Seller's, the Joint Ventures' and their respective Subsidiaries' power and authority;

                           (g) to Purchaser, an affidavit from each of the
Subsidiaries that is the owner of a Property, in the form attached hereto as Exhibit F stating, under penalty of perjury, such entity's U.S. taxpayer identification number and that such entity is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

                           (h) to Purchaser, all other documents reasonably
required by Purchaser in order to perfect the conveyance, transfer and assignment of the Properties to Purchaser as contemplated by this Agreement, including without limitation, any assignments of tax certiorari claims or Net Proceeds that are required pursuant to this Agreement; and

                           (i) to the extent a Property is transferred subject
to an Assumed Loan and/or Other Documents, but subject to the terms of Article 8, to Purchaser and the holder of such Assumed Loan and/or the third parties to the Other Documents, as applicable, such assignments related to the Assumed Loan, the Assumed Loan Documents and the Other Documents as shall be required to transfer to Purchaser all of the right, title, interest and obligations of Seller, the Joint Ventures and their respective Subsidiaries, as applicable, with respect to the Assumed Loan, the Assumed Loan Documents and the Other Documents, which shall include any documents required to effectuate the assignment, assumption, release and other matters set forth on Schedule 8(F).

                           (j) an assignment of all of the amounts in the
reserve and/or impound accounts held by any lender in connection with any of the Assumed Loans in form and substance reasonably acceptable to Purchaser and Seller shall receive a credit at Closing for such amounts pursuant to Section 5(C)(i)(h).

                           (k) such conveyancing or transfer tax forms or
returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Property.

                           (l) an assignment of all of the letters of credit
held by Seller in connection with any of the Leases, including, without limitation, in connection with the Vertex, Genzyme, Metabolix or Dartmouth College Leases, if any.

                           (m) any additional documents that Escrow Agent or the
Title Company may reasonably and customarily require for the proper consummation of the transaction contemplated by this Agreement.

                  (ii) Purchaser. At Closing, Purchaser shall deliver or cause to be delivered, with respect to each Property or all of the Properties, as applicable:

                           (a) to Seller (or such parties as may be directed by
Seller), the Cash Balance as required pursuant to Section 2(D) above;

                           (b) to Seller and the Joint Ventures, executed
counterparts of any other documents listed in Section 5(B)(i) required to be signed by Purchaser;

                           (c) to Seller, its applicable Subsidiaries and the
holders of the Assumed Loans and the third parties under the Other Documents, any Assumption Documents and Instruments or other documents that Purchaser or its affiliates are required to execute and deliver pursuant to Article 8 hereunder;

                           (d) to Seller and its applicable Subsidiaries any
Assumed Loan Indemnities that Purchaser is required to execute and deliver pursuant to Article 8 hereunder; and

                           (e) to Seller and the Joint Ventures, all other
documents reasonably required by Seller and the Joint Ventures in order to perfect the conveyance, transfer and assignment of the Properties to Purchaser, as contemplated by this Agreement, including without limitation any transfer tax documents and IRS Form 1099.

                  (iii) Seller and the Joint Ventures shall, at no cost or expense to them (other than costs that are expressly the obligations of Seller or the Joint Ventures hereunder) reasonably cooperate with Purchaser in obtaining the items listed in Section 5(B)(ii)(c)-(e).

         (C) Closing Prorations and Adjustments.

                  (i) A statement of prorations and other adjustments shall be prepared by Seller and Purchaser together in conformity with the provisions of this Agreement not less than ten (10) business days prior to the Closing Date. For purposes of prorations, Seller, the Joint Ventures and their respective Subsidiaries, as applicable, shall be deemed the owner of the Properties on the Closing Date. In addition to prorations and other adjustments that may otherwise be provided for in this Agreement, including, without limitation, pursuant to
Section 3, the following items are to be prorated or adjusted, as the case may require, as of 11:59pm on the Closing Date:

                           (a) Taxes: real estate and personal property taxes
and assessments (initially prorated on the basis of the most recent ascertainable bill, but subject to re-proration upon issuance of the actual bill therefor to effect the actual proration). If any tenant in occupancy at the Closing Date is obligated to pay any Impositions (defined below) directly to the applicable taxing authority, such Impositions shall not be apportioned.

                           (b) Rents: Rents and other charges payable by tenants
under the Leases ("Rents") shall be apportioned as and when collected. Any Rents collected by Purchaser (which shall include Rents collected by any agent acting for Purchaser) subsequent to the Closing (whether due and payable prior to or subsequent to the Closing Date) shall be adjusted as of the 11:59 p.m. on the Closing Date (the "Adjustment Point"), and any portion thereof properly allocable to periods prior to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be paid by Purchaser to Seller (or such parties as may be directed by Seller) promptly after the collection thereof by Purchaser, but subject to the further provisions of this Section in the case of Rents due prior to the Adjustment Point. If prior to the Closing Seller, the Joint Ventures and their respective Subsidiaries shall have collected any Rents (which shall include Rents collected by any agent acting for such parties) which are properly allocable in whole or in part to periods subsequent to the Adjustment Point, the portion thereof so allocable to periods subsequent to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be credited to Purchaser by Seller at the Closing. As used in this Section the term "costs of collection" shall mean and include reasonable attorneys' fees and other costs incurred by Purchaser or Seller, the Joint Ventures and their respective Subsidiaries in collecting any Rents, but shall not include the regular fees payable to any property manager for the Property, the payroll costs of any of Seller's, the Joint Ventures' or Purchaser's employees or any other internal costs or overhead of Seller, the Joint Ventures and their respective Subsidiaries or Purchaser.

                           1) Ten (10) business days prior to the Closing, Seller shall deliver to Purchaser a list of all tenants which are delinquent in payment of Rents as of the Adjustment Point, which list shall set forth the amount of each such delinquency, the period to which each such delinquency relates and the nature of the amount due itemizing separately, as applicable, fixed monthly rent, tax reimbursements, common area maintenance, operating expense escalations, electric charges, charges for tenant services, charges for overtime services, percentage rent and other charges, if any.

                           Any amount collected by Purchaser after the Closing Date, from tenants who owe Rents for periods prior to the Closing Date, shall be applied (i) first, in payment of Rents for the month in which the Closing Date occurs (the "Closing Month"), (ii) second, in payment of Rents for the periods preceding the Closing Month, and (iii) third, in payment of Rents for the periods following the Closing Month. Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled.

                           2) Purchaser shall use commercially reasonable efforts to bill and collect any delinquencies set forth on the list delivered by Seller pursuant to this Section for a period of six (6) months after the Closing and the amount thereof, as, when and to the extent collected by Purchaser, shall, if due to Seller or the Joint Ventures pursuant to the provisions of this Section, be paid by Purchaser to Seller (or such parties as directed by Seller), less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, promptly after the collection thereof by Purchaser. In no event shall Purchaser be obligated to institute any actions or proceedings or to seek the eviction of any tenant in order to collect any such delinquencies. Thereafter, Seller and the Joint Ventures shall have the right to sue tenants to collect such delinquencies and Purchaser shall cooperate (but shall not be obligated to spend any money unless Seller or the Joint Ventures have agreed to reimburse Purchaser therefor) with Seller and the Joint Ventures to the extent reasonably necessary, provided, however, Seller shall have no right to cause any such tenant to be evicted or to exercise any other "landlord" remedy (as set forth in the Lease) against such tenant other than to sue for collection.

                           3) Following the Closing and upon the written request of Seller and the Joint Ventures, as applicable, Purchaser shall submit or cause to be submitted to Seller, within thirty (30) days after the end of each calendar quarter up to and including the calendar quarter which includes the date that is six (6) months after the Closing Date, but only so long as any delinquencies shall be owed to Seller or the Joint Ventures, a statement which sets forth all collections made by Purchaser from the tenants which owe such delinquencies through the end of such calendar quarter. Seller shall have the right from time to time following the Closing until ninety (90) days after receipt by Seller of the last quarterly statement required hereunder, at Seller's expense, to examine and audit so much of the books and records of Purchaser as relate to such delinquencies in order to verify the collections reported by Purchaser in such quarterly statements.

                           4) Purchaser agrees not to waive or settle any delinquency owed in whole or in part to Seller or the Joint Ventures without the prior written consent of Seller, which consent may be granted or withheld in Seller's sole discretion.

                           5) With respect to that portion of Rents which are payable on an annual, semiannual or other non-monthly basis, all such payments which become due after the Closing, to the extent allocable to periods prior to the Adjustment Point, shall be paid by Purchaser to Seller (or such parties as may be directed by Seller) promptly after receipt thereof, subject to costs of collection, if any, properly allocable thereto. With respect to that portion of Rents that are attributable to payments of expenses such as common area maintenance charges, association charges or advertising and promotional charges, such Rents shall be apportioned based on which party paid or will pay the correlating expenses for the relevant period. With respect to that portion of Rents which are billed on an index-based formula or on an estimated basis during the fiscal or other period for which paid, at the end of such fiscal or other period Purchaser shall determine whether the items in question have been over billed or under billed (or over- or under-estimated, as applicable). If there has been an over billing or over-estimation and an over billed/estimated amount has been received, Seller shall, promptly after request by Purchaser, pay to Purchaser the portion of such over billed/estimated amount which is properly allocable to the period prior to the Adjustment Point (to the extent such amount was actually received), and promptly thereafter Purchaser shall reimburse the entire over billed/estimated amount to the tenants which paid the same. If there has been an under billing or under-estimation, the additional amount shall be billed by Purchaser to the tenants and any amount received by Purchaser, net of costs of collection, if any, to the extent properly allocable to periods prior to the Adjustment Point shall promptly be paid by Purchaser to Seller (or such parties as may be directed by Seller). In the event that a tenant requires an audit with respect to an over-billing or under-billing that relates to the time period prior to the Adjustment Point, Purchaser shall promptly notify Seller and Seller may either
                           (i) conduct such audit at its sole cost and expense, in which case Seller shall consult with Purchaser in the conduct of same and Purchaser shall reasonably cooperate with Seller and provide Seller with reasonable access to any books and records reasonably necessary to conduct such audit or (ii) decline to conduct such audit, in which case Seller shall reimburse Purchaser for the reasonable costs incurred by Purchaser to conduct such audit relating to the time period prior to the Adjustment Point.

                           6) Notwithstanding anything to the contrary set forth in this Section, Seller (or such parties as may be directed by Seller) shall be entitled to receive, and Purchaser shall pay to Seller (or such parties as may be directed by Seller) promptly after receipt thereof, net of costs of collection and reasonable attorneys' fees, if any, properly allocable thereto,
                           (i) all amounts payable by tenants on account of all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other fees and charges assessed or imposed by governmental authorities upon the Properties (the "Impositions") which, pursuant to the terms of this Section, it is Seller's obligation to pay and discharge (to the extent Seller either paid such amounts or Purchaser received a credit therefor pursuant to this Section), which amounts shall be apportioned between Seller and Purchaser in the same manner as the Impositions to which they relate and
                           (ii) all amounts payable by tenants on account of utilities which, pursuant to the terms of this Section, it is Seller's obligation to pay and discharge (to the extent Seller either paid such amounts or Purchaser received a credit therefor pursuant to this Section), which amounts shall be apportioned between Seller or such Joint Venture and Purchaser in the same manner as the utilities to which they relate. Notwithstanding anything to the contrary set forth in this Section, Purchaser shall be entitled to receive, and Seller shall pay to Purchaser promptly after receipt thereof, net of costs of collection and reasonable attorneys' fees, if any, properly allocable thereto, (i) all amounts payable by tenants on account of Impositions which, pursuant to the terms of this Section, it is Purchaser's obligation to pay and discharge (to the extent Purchaser either paid such amounts or Seller received a credit therefor pursuant to this Section), which amounts shall be apportioned between Seller and Purchaser in the same manner as the Impositions to which they relate and (ii) all amounts payable by tenants on account of utilities which, pursuant to the terms of this Section, it is Purchaser's obligation to pay and discharge (to the extent Purchaser either paid such amounts or Seller (or a party designated by Seller) received a credit therefor pursuant to this Section), which amounts shall be apportioned between Seller and Purchaser in the same manner as the utilities to which they relate.

                           7) Any advance rental deposits or payments held by Seller, a Joint Venture or their respective Subsidiaries on the Closing Date and applicable to periods of time subsequent to the Adjustment Point, and any security deposits held by such parties on the Closing Date, together with interest thereon, if any, which, under the terms of the applicable Leases, is payable to the tenants thereunder, shall be paid or credited to Purchaser at the Closing.

                           (c) Leasing Costs:

                           1) Seller and the Joint Ventures shall pay and indemnify Purchaser in respect of all unpaid leasing commissions in respect of the initial terms of all Leases and Lease amendments which were fully executed and delivered on or prior to the Due Diligence Date and renewals or extensions thereof executed on or prior to the Due Diligence Date; provided, however, that Purchaser, rather than Seller and the Joint Ventures, shall be responsible for all other leasing commissions, costs of tenant alterations and improvements performed or to be performed for tenants under Leases at the expense of the landlord thereof, moving and other allowances and inducements, if any, and fees and disbursements of architects, engineers and attorneys (collectively "Leasing Costs"), including all Leasing Costs on behalf of Seller and the Joint Ventures in respect of any Lease renewal or extension which occurs pursuant to the exercise after the Due Diligence Date of any tenant's renewal or extension option under any Lease which was fully executed and delivered on or prior to the Due Diligence Date. At the Closing, Seller shall deliver an itemized statement, in form and substance reasonably satisfactory to Purchaser, certifying (i) all Leasing Costs paid by Seller and the Joint Ventures pursuant to this Section after the date hereof and on or prior to the Closing Date, (ii) the remaining unpaid Leasing Costs for which Seller and the Joint Ventures are responsible under this Section and (iii) attaching documentation reasonably sufficient to demonstrate the payment of such Leasing Costs. The aggregate unpaid amount of Leasing Costs so certified shall be deducted from and reduce the Purchase Price at Closing, and Seller and the Joint Ventures shall have no further liability under this Section following the Closing other than for any inaccuracy in the aforesaid itemized statement or documentation and Purchaser shall assume the obligation to pay such unpaid Leasing Costs. Notwithstanding the provisions of this Section 5(C)(i)(c), (I) Seller, as opposed to Purchaser, shall be obligated to pay the Leasing Costs associated with the lease amendments listed on
                           Schedule 3(C) and Purchaser shall receive a credit at Closing for any such amounts that have not been paid by Seller at or prior to Closing and (II) Seller shall receive a credit at Closing, not to exceed Seventy-Five Thousand Dollars ($75,000), for any amounts actually expended by Seller, the Joint Ventures or their Subsidiaries in connection with the installation of a reception desk in the lobby of the Premises located at 675 West Kendall Street, Cambridge, MA, and Seller shall provide Purchaser with reasonable substantiating backup documentation regarding the same at Closing.

                           2) If the Closing shall occur, Purchaser shall and hereby does assume and agree to pay and indemnify Seller and the Joint Ventures in respect of (i) all Leasing Costs payable by Purchaser pursuant to this Section and (ii) all Leasing Costs payable in respect of any Leases or Lease amendments which are fully executed and delivered after the date hereof. If any Leasing Costs shall be paid by Seller or the Joint Ventures prior to the Closing, which, in accordance with this Section, it is Purchaser's obligation to pay, Purchaser shall reimburse Seller (or such parties as may be directed by Seller) for the documented amount thereof at the Closing. Purchaser's obligation to pay any Leasing Costs that Purchaser is obligated to pay hereunder shall survive the Closing indefinitely.

                           (d) Utilities and fuel charges, including, without
limitation, water, telephone, sewer, steam, electricity, gas, oil charges and fuel on hand and any assignable deposits with utility companies, on the basis of current bills and readings obtained by Seller or the Joint Ventures within thirty (30) days prior to the Adjustment Point (or, if none, on the basis of the most recent previous bills and readings); provided that, upon the taking of subsequent actual readings that are as of a date closer in time to the Closing Date than the date of the readings used to determine the adjustment made at the Closing pursuant to this sentence, such adjustment shall be recalculated based upon the subsequent readings, and any necessary compensating adjustments shall be made to the Purchase Price. No apportionment shall be made in respect of any utility or fuel, the charges for which are payable by any tenant directly to the provider of such utility pursuant to the terms of its Lease, unless the tenant is not current in its payment obligations under its Lease on the Closing Date.

                           (e) amounts due and prepayments under the Assigned
Contracts and equipment leases.

                           (f) amounts due, prepayments and the costs of
performing the obligations of Seller or a Joint Venture, as applicable, under the Assigned Contracts and the Other Documents. Seller shall receive a credit towards the Purchase Price for any funds deposited with or in escrow with respect to the Assigned Contracts or Other Documents that are assigned to Purchaser at Closing, in each case that are not returned to Seller, the Joint Ventures or their respective Subsidiaries.

                           (g) assignable license and permit fees.

                           (h) if a Property is sold subject to an Assumed Loan,
all interest payments related to same and any fees or expenses that have accrued and remain unpaid or have been paid as of the Closing Date under the Assumed Loan Documents. In addition, Seller and the Joint Ventures, as applicable, shall receive a credit towards the Purchase Price for any escrowed funds or funds in any reserve or impound accounts with respect to the Assumed

Loans that are assigned to Purchaser at Closing and that are not returned to Seller, the Joint Ventures or their respective Subsidiaries.

                           (i) other expenses of operation and similar items,
including without limitation, advertising and marketing expenses.

                           (j) any other operating expenses and any other items
relating to a Property which, in accordance with customary business practice, customarily would be apportioned between sellers and buyers of real estate.

                           (k) any common area maintenance charges with respect
to the Properties located at 675 West Kendall Street, Cambridge, MA and 500 Kendall Street, Cambridge, MA, which are payable under the CER.

                           (l) except as otherwise specifically provided in this
Agreement or in any other written agreement that may be entered into between Seller and Purchaser, Seller has paid or will pay in full, prior to Closing (but subject to apportionment hereunder), all bills and invoices for labor, goods, material and services of any kind relating to the Properties and utility charges (except if and to the extent such utility charges are billed directly to tenants), that are due and payable on or prior to the Closing, and Purchaser will pay in full, after the Closing (but subject to apportionment hereunder), all bills and invoices for labor, goods, material and services of any kind relating to the Properties and utility charges (except if and to the extent such utility charges are billed directly to tenants), that are due and payable after Closing.

                  (ii) Certiorari: Purchaser acknowledges that proceedings for certiorari or other proceedings to determine the assessed value of the Premises or the real property taxes payable with respect to each Property as indicated on
Schedule 5(C)(ii) have been commenced prior to the date hereof and may be continuing as of the Closing Date. Seller and the Joint Ventures, as applicable, shall be entitled to control the prosecution of any such proceeding or proceedings for the years prior to but not including the year in which the Closing occurs to completion and to settle or compromise any Claim therein. Purchaser, subject to the reasonable consent and approval of Seller and the Joint Ventures, as applicable, shall be entitled to control the prosecution of any such proceeding or proceedings for the year in which the Closing occurs to completion and to settle or compromise any Claim therein, subject to the reasonable consent of Seller. Purchaser shall keep Seller informed on a timely basis of all matters with respect to any such proceeding and seek Seller's consent and approval as required hereunder. The parties hereto agree to cooperate with each other and to execute any and all documents reasonably requested by the other parties in furtherance of the foregoing. Seller and the Joint Ventures, as applicable, shall be entitled to any awards for the years prior to the year in which the Closing occurs. With respect to any awards for the year in which the Closing occurs, Seller, the Joint Ventures and their respective Subsidiaries shall be entitled to first recover the reasonable costs they have expended in obtaining such awards and Purchaser shall then be entitled to recover the reasonable cost it has expended in obtaining any such awards and then, Seller, the Joint Ventures and Purchaser shall apportion the remainder of such awards between the period prior to Closing and the period subsequent to Closing. In connection with the foregoing, Seller, the Joint Ventures and their respective Subsidiaries agree to assign, subject to the provisions of this Section, to Purchaser at the Closing all of their respective right, title and interest to the foregoing certiorari proceedings that are for the year in which the Closing occurs and all refunds relating thereto. Each party shall promptly remit to the other monies received which are to be paid and/or shared as provided herein. No party will settle or compromise any proceeding that involves an impact to a tax year in which another party has the right to control, without the consent of such other party. Notwithstanding the other terms of this Section 5(C)(ii), Seller, the Joint Ventures and Purchaser each covenants to comply with any terms of any Lease regarding the obligation of the lessor thereunder to refund any sums recovered in connection with or as a result of any tax certiorari proceedings with respect to the Properties. Nothing contained in this paragraph shall be interpreted to diminish any tenant's right to control an applicable certiorari proceeding to the extent such tenant has such right under any Lease and has exercised the same. The provisions of this Section 5(C)(ii) shall survive Closing until all proceedings with respect to the tax year of the Closing and prior years are resolved.

                  (iii) Except with respect to general real estate and personal property taxes (which shall be re-prorated upon the issuance of the actual bills, if necessary), any other proration which must be estimated at Closing shall be re-prorated and finally adjusted as soon as practicable after the Closing Date but no later than one (1) year from the Closing Date; otherwise all prorations shall be final.

                  (iv) The provisions of this Section 5(C) shall survive Closing for one (1) year, except if a longer time is stated herein.

         (D) Closing Costs.

                  Seller and the Joint Ventures shall be responsible for (i) their own legal counsel expenses, (ii) all costs incurred to repay any liens and other expenses due from or incurred by Seller or the Joint Ventures, if applicable, in connection with the transaction (including prepayment fees or expenses, if any, regarding any existing liens or mortgages on the Properties, other than Permitted Exceptions and the Assumed Loans), (iii) one-half of the escrow fee, if any, which may be charged by the Escrow Agent; (iv) any and all real estate excise or transfer taxes that are incurred in connection with the transfer of the Properties and (v) any reasonable and customary attorneys fees and loan processing fees required by the holders of the Assumed Loans in connection with the assumption of the Assumed Loans in connection with this transaction and any fees to Seller's mortgage broker Peter Goedecke ("Goedecke") in connection with this transaction. Notwithstanding anything to the contrary contained in this Section, Seller and the Joint Ventures shall be responsible for transfer fees expressly set forth in the Assumed Loan Documents to the extent payable in connection with the transactions set forth herein. Purchaser shall pay for (i) its own legal counsel expenses, the owner's title insurance costs (including without limitation, any recording fees) and premiums, any title endorsements required by Purchaser, and survey expenses; (ii) the cost and premiums of any lender's title insurance policies (including any such policies required by lenders under any Assumed Loans), any escrow fees, any fees or expenses of Purchaser's lender and any UCC and violation search fees; (iii) the costs of Purchaser negotiating, executing and complying with the Assumption Documents and Instruments, the Assumed Loan Indemnities and any other documents that Purchaser must enter into pursuant to Section 8 hereof; (iv) one-half of the escrow fee, if any, which may be charged by the Escrow Agent; and (v) costs and expenses of Purchaser's own due diligence activities including, without limitation engineering, environmental reports and lease and expense audits. The provisions of this Section 5(D) shall survive closing or any termination of this Agreement.

6. CASUALTY LOSS AND CONDEMNATION

         (A) If, from and after the date hereof and prior to Closing, any Property or any part thereof shall be (x) subject to a taking by any public or quasi-public authority through condemnation, eminent domain or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking) (collectively, "Condemnation") or (y) destroyed or damaged by fire or other casualty and in either case the parties reasonably estimate the proceeds from such Condemnation or the cost to repair the damage or destruction to be in excess of twenty percent (20%) of the Allocated Purchase Price of such Property (a "Major Event"), Purchaser shall have the option exercisable within ten (10) days after Purchaser, Seller and the Joint Ventures, as applicable, agree on such estimate either (a) to terminate this Agreement by written notice to Seller and the Joint Ventures, whereupon all rights and obligations hereunder of each party shall cease and terminate and be of no further force or effect except those rights and obligations hereunder that expressly survive the termination of this Agreement, or (b) to elect to take title to such affected Property without any reduction in, abatement of, or credit against the Purchase Price, notwithstanding such Condemnation, destruction or damage; if Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (b). If the parties fail to agree to the reasonable estimate of the proceeds from such Condemnation or the cost to repair the damage or destruction within thirty (30) days after the date of the applicable Condemnation or casualty, then Seller, Purchaser, or the applicable Joint Venture, if any, may submit the dispute to the American Arbitration Association in New York City pursuant to the Expedited Procedures of the Commercial Dispute Resolution Procedures thereof (and the Closing will be adjourned pending the resolution of such arbitration). If Purchaser elects to consummate the transaction contemplated by this Agreement, subject to the terms and provisions of the Assumed Loan Documents and the Partnership Documents, if applicable, at the Closing, Seller and the Joint Ventures shall or shall cause their respective Subsidiaries to assign to Purchaser (without recourse) (x) the rights of Seller, the Joint Ventures and their respective Subsidiaries in and to the Condemnation proceeds or insurance proceeds with respect to such Major Event, net of the amount of the reasonable costs and expenses incurred by Seller, the Joint Ventures and their respective Subsidiaries (including, but not limited to, reasonable legal fees and closing costs under a sale in lieu of or in anticipation of the exercise of a taking), if any in collecting same ("Net Proceeds"), including without duplication, giving Purchaser a credit against the Purchase Price in the amount of the Net Proceeds received by Seller, the Joint Ventures and their respective Subsidiaries prior to Closing (provided, however, Seller and the Joint Ventures, as applicable, shall receive without duplication, a credit toward the Purchase Price for any such costs and expenses not recovered prior to Closing) and (y) the rights to settle any Condemnation proceeding or the loss under all policies of insurance applicable to the Major Event, and Seller and the Joint Ventures shall or shall cause their respective Subsidiaries, at Closing and thereafter, to execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.

         (B) If, from and after the date hereof and prior to Closing, any Property or any part thereof shall be (x) subject to a Condemnation or (y) destroyed or damaged by fire or other casualty and, in either case, it is not a Major Event, then the transaction contemplated by this

Agreement shall be consummated, without any reduction in, abatement of, or credit against the Purchase Price and Seller, or a Joint Venture, as applicable, shall, at its option, subject to the terms and provisions of the Assumed Loan Documents and the Partnership Documents, if applicable, either (i) repair such damage prior to Closing and Seller or such Joint Venture, or their respective Subsidiaries, as applicable, shall keep any insurance or Condemnation proceeds,
(ii) allow Purchaser a credit against the Purchase Price in an amount equal to the reasonably estimated cost of repair and Seller or such Joint Venture, or their respective Subsidiaries, as applicable, shall keep any insurance or Condemnation proceeds, or (iii) assign to Purchaser (without recourse) the rights of Seller or such Joint Venture, or their respective Subsidiaries, as applicable, to Net Proceeds, including without duplication, giving Purchaser a credit against the Purchase Price in the amount of the Net Proceeds received by Seller or such Joint Venture, or their respective Subsidiaries, as applicable, prior to Closing (provided, however, Seller or such Joint Venture shall receive without duplication, a credit toward the Purchase Price for any such costs and expenses not recovered prior to Closing) and the rights to settle any Condemnation proceeding or the loss under all policies of insurance applicable to the Condemnation, destruction or damage, and Seller and the Joint Ventures shall or shall cause their respective Subsidiaries, at Closing and thereafter, to execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items.

         (C) In the event that (i) a casualty occurs at a Property prior to the Closing, (ii) a deductible is payable in connection with obtaining insurance proceeds with respect to such casualty and (iii) Purchaser elects to consummate the transaction notwithstanding such casualty and receive an assignment of the Net Proceeds pursuant to Section 6(A) or Section 6(B), Seller shall pay such deductible or shall give Purchaser a credit against the Purchase Price at Closing for such deductible and such deductible shall not be considered in determining Net Proceeds.

7. REPRESENTATIONS AND WARRANTIES

         (A) Seller and each of the Joint Ventures, in each case with respect to only themselves, their respective Subsidiaries and the Properties set forth opposite their names on Schedule 1, represent and warrant to Purchaser that the following are true, complete and correct as of the date of this Agreement and, subject to Section 7(B) below, as of the Closing:

                  (i) A list of all current Leases affecting each Premises, except for certain leases of equipment which are set forth in the list of Service Contracts (such list being referred to in this Agreement as the "List of Leases") is attached to this Agreement as Schedule 7(A)(i). Each of the Leases is in effect, and, except as disclosed on the List of Leases, has not been assigned, modified, amended or rescinded. Except as set forth on Schedule 7(A)(i), no commissions to any broker or leasing agent are due or will become due on account of any of the Leases which were executed on or prior to the date hereof and/or on account of any renewals or extensions thereof which were exercised on or prior to the date hereof. Schedule 7(A)(i) discloses all security and other deposits made by each of the tenants under the Leases which have not been applied. Seller, the Joint Ventures and their respective Subsidiaries have not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown on Schedule 7(A)(i). There are no written or oral leases, tenancies or occupancy agreements affecting the Properties other than those listed in List of Leases, except for subleases and licenses to which Seller, the Joint Ventures and their respective Subsidiaries are not parties to and for certain leases of equipment which are set forth in the list of Service Contracts. The documents constituting the Leases that are delivered to Purchaser pursuant to this Agreement are, or at the time they are delivered to Purchaser will be, true, correct and complete copies of all of the Leases affecting the Property, including any and all amendments or supplements thereto, and guaranties or other security in connection therewith. Except as disclosed in the Tenant Estoppels or otherwise in writing to Purchaser at least one (1) business day before the Closing Date, to Seller's knowledge, neither Seller nor any Joint Venture has received any written notice from any tenant asserting any material breach of landlord's covenants under a Lease which has not been cured.

                  (ii) Except as provided on Schedule 7(A)(ii), to Seller's and the Joint Ventures' knowledge, as applicable, there is no action, proceeding or investigation pending against Seller, the Joint Ventures and their respective Subsidiaries with respect to any Property or any part thereof before any court or governmental department, commission, board, agency or instrumentality, including without limitation with respect to any Condemnation that is a Major Event. To Seller's knowledge, Seller has all material licenses, permits and certificates necessary for the use and operation of the Property, including, without limitation, all certificates of occupancy necessary for the lawful occupancy of the Property.

                  (iii) Except as provided on Schedule 7(A)(iii), Schedule 7(A)(ii), in the Reports listed on Schedule 7(A)(x), the Permitted Exceptions and in any Due Diligence Materials, to Seller's and the Joint Ventures' knowledge, as applicable, Seller, the Joint Ventures and their respective Subsidiaries have not received from any governmental authority written notice of any material violation of any zoning, building, fire or health code or any other statute, ordinance rule or regulation applicable (or alleged to be applicable) to any Property which has not been resolved.

                  (iv) Schedule 7(A)(iv) contains a true and complete list and description of all insurance policies owned by or on behalf of Seller, the Joint Ventures and their respective Subsidiaries with respect to the Properties or any part thereof. Such policies are in full force and effect. No written notice has been received by Seller, the Joint Ventures and their respective Subsidiaries from any insurer with respect to any defects or inadequacies of all or any part of the Properties or the use or operation thereof. To Seller's knowledge, Seller or its applicable Subsidiary is the owner of the Personal Property and, to Seller's knowledge Seller has not assigned, transferred, hypothecated or conveyed the property to any other person or entity, except pursuant to an Assumed Loan, in the ordinary course of business or in connection with ordinary course equipment leasing and financings.

                  (v) The service, vendor, maintenance and construction contracts (the "Service Contracts") listed on Schedule 7(A)(v) attached hereto, comprise every Service Contract which materially affects the Properties and to which any of Seller, the Joint Ventures and their respective Subsidiaries is a party as of the date hereof and that will exist as of the Closing (other than those that will be duly terminated and such Service Contracts that are entered into, modified or renewed after the date hereof not in violation of this Agreement). Seller, the Joint Ventures and their respective Subsidiaries have not given or received any written notice of any material uncured default under the terms of any such Service Contract under which the total face value of the contract exceeds Twenty Five Thousand dollars ($25,000). Seller and the Joint

Ventures make no representation as to the ability to assign any Service Contract or that any such assignment will not be void under the terms of any Service Contract (which shall not be a default of Seller hereunder, even if such Service Contract is an Assigned Contract). The list of Service Contracts to be delivered to Purchaser pursuant to this Agreement is or will be true, correct, and complete in all material respects as of the date of its delivery.

                  (vi) Each of Seller, the Joint Ventures and their respective Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of organization and has the power and authority to carry on its business as now being conducted.

                  (vii) Each of Seller, the Joint Ventures and their respective Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership and/or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on its business or operations as currently conducted or its ability to consummate the transactions contemplated herein.

                  (viii) Each of Seller and the Joint Ventures has full power and authority to enter into (or ratify, in the case of the Joint Ventures) and fully perform and comply with the terms of this Agreement. Upon obtaining the written consent of the Trustees of Dartmouth College with regard to the Property at Centerra Lot 26, Seller and the Joint Ventures shall have obtained the Partnership Consents for all Properties that are not directly or indirectly under the control of Seller.

                  (ix) Subject to obtaining the Third Party Consents, neither the execution and delivery of this Agreement nor its performance by Seller or the Joint Ventures conflicts with or results in the breach of any material contract (except to the extent any Service Contract may be breached by assigning same), agreement, law, rule or regulation to which Seller or the Joint Ventures are parties or by which Seller or the Joint Ventures are bound. This Agreement is valid and enforceable against Seller and the Joint Ventures in accordance with its terms and each instrument to be executed by Seller, the Joint Ventures and their respective Subsidiaries pursuant to this Agreement or in connection herewith, will, when executed and delivered, be valid and enforceable against Seller, the Joint Ventures and their respective Subsidiaries, as applicable, in accordance with its terms.

                  (x) Schedule 7(A)(x) contains a list of certain environmental and hazardous waste reports and engineering reports in the possession or control of Seller, the Joint Ventures and/or the Subsidiaries relating to the Properties (collectively, the "Reports"). Seller has delivered or made available, or caused the Joint Ventures and the Subsidiaries to deliver or make available, true, correct and complete copies of each Report listed on Schedule 7(A)(x) to Purchaser (including by delivering the Due Diligence Materials to Purchaser by hard copy or by making such materials available electronically). Purchaser acknowledges that the Properties are or may be subject to Environmental Defects and that no representations or warranties are being made with respect to environmental matters associated with the Properties. For purposes of this section, "Environmental Defects" shall mean an environmentally related commission, omission, activity, or condition that either: (1) constitutes a material violation of an environmental statute, regulation or ordinance; (2) would require remedial activity under an environmental statute, regulation or ordinance; (3) presents a substantial endangerment to the public health, public welfare or the environment; (4) would have a material, adverse effect on the market value of the property or of an abutting property; or (5) would prevent or materially interfere with another party's ability to obtain a permit or license that is required under an environmental statute, regulation or ordinance.

                  (xi) The outstanding principal balances of the Assumed Loans and the amounts in the impound and reserve accounts, as of December 31, 2004 are set forth on Schedule 7(A)(xi). The Assumed Loan Documents comprise all of the documents and instruments evidencing the Assumed Loans. Except as disclosed on
Schedule 7(A)(xi), none of the Assumed Loan Documents has been assigned, modified, amended or rescinded. Seller, the Joint Ventures and their respective Subsidiaries have not given or received any written notice of an uncured default under the terms of any Assumed Loans or the Assumed Loan Documents.

                  (xii) Seller or its agents or representatives have delivered true, correct and complete copies of the Other Documents to Purchaser.

         (B) The foregoing warranties and representations of Seller and the Joint Ventures are made solely for the benefit of Purchaser and shall survive the Closing for nine (9) months after the Closing (the "Representation Survival Period"). Each representation and warranty of Seller and the Joint Ventures in this Agreement shall automatically be null and void and of no further force and effect on the expiration date of the Representation Survival Period unless, on or before such expiration date, Purchaser shall have provided written notice to Seller or the applicable Joint Venture alleging that Seller or such Joint Venture shall be in breach of such representation or warranty (which breach has been discovered by Purchaser after the Closing). Purchaser shall then have forty five (45) days following delivery of such notice to commence a legal proceeding against Seller or such Joint Venture. If Purchaser has not commenced a legal proceeding against Seller or such Joint Venture within such forty five (45) day period following delivery of notice, then such representation and warranty of Seller or such Joint Venture in this Agreement shall automatically be null and void and of no further force and effect. Seller's and the Joint Ventures' aggregate liability for the breach of any such representation and warranty during the Representation Survival Period (together with any other Claims against Seller and the Joint Ventures under this Agreement or with respect to the transaction contemplated by this Agreement) shall be limited to the Damage Cap (except where expressly stated to the contrary herein). In addition to Seller's right to update the applicable Schedules attached hereto and modify the applicable representations and warranties made by Seller and the Joint Ventures five (5) days prior to the Due Diligence Date, Seller and the Joint Ventures shall also have the right from time to time prior to the Closing by notice to Purchaser to amend or supplement its qualifications to the representations and warranties in Section 7(A), by amendment of the Schedules hereto or otherwise to reflect changes in facts or conditions or to correct any immaterial factual inaccuracies; provided that (y) so long as such change was not the result of any act or omission of Seller or the applicable Subsidiaries in breach or violation of such parties' covenants under this Agreement Purchaser shall not have the right to claim a breach or default of Seller or the applicable Subsidiaries hereunder and Purchaser's sole remedy with respect to such amendment or supplement shall be to terminate this Agreement due to a failure of a condition precedent pursuant to Section 8(L)(i)(b) (it being understood that if such change is in fact the result of any act or omission of Seller or the applicable Subsidiaries in breach or violation of such parties' covenants under this Agreement Purchaser shall have any remedies granted to Purchaser pursuant to Section 10(A), but subject to any limitations on such remedies contained in such Section 10(A) and elsewhere in this Agreement with respect to such breach or violation (including, without limitation, the Damage Cap and the Representation Survival Period) and
(z) any change in facts or conditions after this Agreement was entered into relating to the Leases and the representations and warranties contained in
Section 7(A)(i) will be deemed to modify the representations and warranties of Seller hereunder with respect to such representations and warranties and Purchaser shall not have the right claim a breach, default or failure of a condition at Closing with respect to such change in facts or conditions so long as (I) such change was not the result of any act or omission of Seller or the Joint Ventures in breach or violation of such parties' covenants under this Agreement, (II) Seller is not in default under the applicable Lease in a manner that would permit Purchaser to claim a failure of condition precedent pursuant to Section 8(L)(i)(b) and (III) Purchaser has received the Tenant Estoppel or Seller Tenant Estoppel Certificate with respect to such applicable Lease.

         (C) Purchaser represents, warrants and covenants to Seller and the Joint Ventures as follows, and such representations and warranties are true on the date hereof and shall be true on the Closing Date and shall survive the Closing or any termination of this Agreement indefinitely:

                  (i) PURCHASER IS PURCHASING EACH PROPERTY "AS-IS, WHERE IS AND WITH ALL FAULTS" IN ITS PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR, TEAR AND NATURAL DETERIORATION OF EACH PROPERTY BETWEEN THE DATE HEREOF AND THE CLOSING DATE AND FURTHER AGREES THAT (i) SELLER AND THE JOINT VENTURES SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN ANY PROPERTY AND (ii) NEITHER SELLER, ANY JOINT VENTURE, ANY OF THEIR RESPECTIVE SUBSIDIARIES, NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAS MADE ANY REPRESENTATION WHATSOEVER REGARDING ANY PROPERTY OR ANY PART THEREOF, OR ANYTHING RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND (iii) PURCHASER, IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, HAS NOT AND DOES NOT RELY UPON ANY STATEMENT, INFORMATION, OR REPRESENTATION TO WHOMSOEVER MADE OR GIVEN, WHETHER TO PURCHASER OR OTHERS, AND WHETHER DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, MADE BY ANY PERSON, FIRM OR CORPORATION, EXCEPT AS EXPRESSLY SET FORTH HEREIN. IN ADDITION TO THE FOREGOING, EXCEPT AS OTHERWISE PROVIDED HEREIN, PURCHASER REPRESENTS THAT BEFORE THE DUE DILIGENCE DATE (I) PURCHASER WILL HAVE EXAMINED EACH PROPERTY AND THE REPORTS LISTED ON SCHEDULE 7(A)(X) AND THE DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL DISCLOSURES THEREIN) AND IS FAMILIAR WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION THEREOF AND HAS CONDUCTED SUCH INVESTIGATION OF THE AFFAIRS AND CONDITION OF EACH PROPERTY AS PURCHASER CONSIDERS APPROPRIATE; (II) NEITHER SELLER, ANY JOINT VENTURE NOR ANY OF

THEIR RESPECTIVE SUBSIDIARIES, NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAVE MADE OR WILL MAKE OR WILL BE ALLEGED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE OR WILL BE ALLEGED TO HAVE BEEN MADE WITH RESPECT TO THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION OR OPERATION OF ANY PROPERTY, THE ACTUAL OR PROJECTED REVENUE AND EXPENSES OF ANY PROPERTY, THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE TO ANY PROPERTY OR THE COMPLIANCE OF ANY PROPERTY THEREWITH, THE QUANTITY, QUALITY OR CONDITION OF THE ARTICLES OF PERSONAL PROPERTY AND FIXTURES INCLUDED IN THE TRANSACTIONS CONTEMPLATED HEREBY, THE USE OR OCCUPANCY OF ANY PROPERTY OR ANY PART THEREOF OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO ANY PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT AS, AND SOLELY TO THE EXTENT, HEREIN SPECIFICALLY SET FORTH; (III) NEITHER SELLER, ANY JOINT VENTURE NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES, NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAVE MADE OR WILL MAKE ANY ORAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION, INCLUDING WITHOUT LIMITATION THE CONTENTS OF THE BOOKS AND RECORDS OF SELLER, THE JOINT VENTURES AND THEIR RESPECTIVE SUBSIDIARIES, CONTRACTS, REPORTS LISTED ON SCHEDULE 7(A)(x), THE DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL DISCLOSURES THEREIN), PHYSICAL CONDITION SURVEYS, INFORMATIONAL BROCHURES WITH RESPECT TO ANY PROPERTY, RENT ROLLS OR INCOME AND EXPENSE STATEMENTS, WHICH SELLER OR ITS REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER IN CONNECTION WITH ANY PROPERTY AND PURCHASER REPRESENTS, WARRANTS AND AGREES THAT ANY SUCH MATERIALS, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER ARE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS, DATA AND OTHER INFORMATION AND HAS ENTERED INTO THIS AGREEMENT, AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES;
(IV)

PURCHASER HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL BROCHURE WITH RESPECT TO ANY PROPERTY AND HAS ENTERED INTO THIS AGREEMENT AFTER HAVING MADE AND RELIED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES AND THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN; AND (V) PURCHASER ACKNOWLEDGES THAT THE PROPERTIES MAY NOT BE IN COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, AND SELLER AND THE JOINT VENTURES AND THE SUBSIDIARIES MAKE NO REPRESENTATIONS WITH RESPECT TO SAME. WITHOUT LIMITING THE FOREGOING, EXCEPT AS, AND SOLELY TO THE EXTENT, HEREIN SPECIFICALLY SET FORTH, NEITHER SELLER, ANY JOINT VENTURE NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES, NOR ANY AGENT, DIRECT OR INDIRECT PARTNER, DIRECT OR INDIRECT MEMBER, EMPLOYEE OR REPRESENTATIVE OF THE FOREGOING HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER REGARDING HAZARDOUS MATERIALS OF ANY KIND OR NATURE ON, ABOUT OR WITHIN ANY PROPERTY OR THE PHYSICAL CONDITION OF ANY PROPERTY AND PURCHASER AGREES TO ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION OR MECHANICAL DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS OR THE REPORTS LISTED ON SCHEDULE 7(A)(X) AND THE DUE DILIGENCE MATERIALS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL DISCLOSURES THEREIN).

                  (ii) Purchaser is duly organized and validly existing under the laws of its jurisdiction of organization and has the power and authority to carry on its business as now being conducted.

                  (iii) Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership and/or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on its business or operations as currently conducted or its ability to consummate the transactions contemplated herein.

                  (iv) Purchaser has full power and authority to enter into and fully perform and comply with the terms of this Agreement.

                  (v) Neither the execution and delivery of this Agreement nor its performance by Purchaser conflicts with or results in the breach of any material contract, agreement, law, rule or regulation to which Purchaser is a party or by which Purchaser is bound. This Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement or in connection herewith, will, when executed and delivered, be valid and enforceable against Purchaser in accordance with its terms.

                  (vi) As of the Closing Date, Purchaser will have the financial resources necessary to consummate the transactions contemplated under this Agreement, provided that nothing contained herein shall be construed to grant Purchaser any financing contingency.

                  (vii) As of the Due Diligence Date, Purchaser will have inspected (and will be deemed to have inspected and to have knowledge of) all of the documents referred to in this Agreement (and made available through the Due Diligence Materials) as having been delivered, made available or furnished to Purchaser for inspection and that in such inspection Purchaser will be deemed not to have discovered any matter which would form the basis for a claim by Purchaser that Seller or the Joint Ventures have breached any representation, warranty or covenant of Seller or of the Joint Ventures made in this Agreement, provided that the foregoing shall not diminish Purchaser's rights under Section 13(B). Notwithstanding anything to the contrary set forth in this Agreement, if prior to the Closing Purchaser has or obtains knowledge (or is deemed to have knowledge pursuant to the immediately preceding sentence) that any of Seller's or the Joint Ventures' representations or warranties set forth in Section 7(A) are untrue in any respect, and Purchaser nevertheless proceeds with the Closing despite such knowledge or deemed knowledge (as opposed to exercising its rights, to the extent applicable, under Section 10(A)), then such knowledge shall be attributed to Purchaser and the breach by Seller or such Joint Venture of the representations and warranties as to which Purchaser shall have such knowledge shall be waived by Purchaser, such representations and warranties shall be deemed modified to conform them to the information that Purchaser shall have knowledge of and Seller or such Joint Venture shall have no liability to Purchaser or its successors or assigns in respect thereof. To the extent that prior to the Closing a tenant provides to Purchaser an estoppel letter addressed to Purchaser and delivered in response to a request made pursuant to this Agreement which sets forth information with respect to any item as to which Seller and the Joint Ventures have made a representation or warranty, then Seller's and the Joint Ventures' representation and warranty in respect of such information shall thereafter be null and void and of no further force or effect, such representation and warranty shall not be deemed to have been remade as of the Closing to such extent and Purchaser shall rely solely on the information set forth in such estoppel letter.

8. CONSENTS AND ESTOPPELS; CONDITIONS TO CLOSING

         (A) Seller, at its sole cost and expense, shall have until the Closing Date to obtain, or cause the Joint Ventures or the Subsidiaries to obtain, with respect to each Property that is subject to an Assumed Loan: (a) the consent or authorization of the lenders under the Assumed Loans to the transfer of the Properties from Seller, the Joint Ventures or their Subsidiaries to Purchaser (or a special purpose entity designated by Purchaser at Closing (an "SPE")), (b) the assumption of the obligations and liabilities arising on and after the Closing Date under the Assumed Loan Documents by Purchaser (with respect to the guarantor and indemnitor obligations and other matters required of Purchaser pursuant to the applicable Assumption Documents and Instruments) and the applicable SPE (with respect to the borrower obligations and other matters required of such SPEs pursuant to the applicable Assumption Documents and Instruments), as more specifically set forth in Section 8(A)(ii) below, and (c) the release (in form and substance reasonably acceptable to Seller and its applicable Subsidiaries) of Seller, the Joint Ventures and their respective Subsidiaries and affiliates from all obligations and liabilities under such Assumed Loan Documents (the "Assumed Loan Releases") (collectively (a), (b) and
(c) referred to as the "Loan Consents"). If a lender under an Assumed Loan does not agree to provide an Assumed Loan Release at Closing, then the same will not be required in order to have obtained the applicable Loan Consent (and neither party shall have the right to adjourn the Closing solely based upon such fact) and in lieu thereof, Purchaser shall deliver to Seller and such applicable Subsidiaries and affiliates at Closing an indemnification agreement holding such parties harmless from and against all obligations and liabilities arising under the applicable Assumed Loan and/or the Assumed Loan Documents after the Closing (such indemnification agreement to be known as an "Assumed Loan Indemnity").

                  (i) Seller shall use good faith, commercially reasonable efforts to obtain, or cause the Joint Ventures or the Subsidiaries to obtain, the Loan Consents and shall notify Purchaser in writing of the progress of its attempts to obtain the Loan Consents and permit Purchaser to participate in obtaining such Loan Consents. Purchaser shall, at no cost or expense to it other than as specifically set forth in this Agreement, reasonably cooperate with Seller, the Joint Ventures and the Subsidiaries, as applicable, in obtaining the Loan Consents.

                  (ii) In connection with the assumption by Purchaser and the applicable SPEs of the Assumed Loans, at Closing Purchaser shall (a) execute and deliver to the lender under the applicable Assumed Loan any alternate security, credit, indemnity, guarantee and/or other liquidity enhancement documents (including without limitation, any substitute letters of credit) as are reasonably required by the holders of the Assumed Loans in connection with the Loan Consents including any such documents or instruments as are required to replace the corresponding documents listed on Schedule 8(A)(ii) to which Seller, the Joint Ventures and their respective Subsidiaries and affiliates are parties (such documents, the "Credit Enhancement Documents") in connection with the Assumed Loans, (b) execute and deliver any and all other documents, instruments, certificates and opinions (or cause such items to be executed and delivered, as appropriate) reasonably required by the holders of the Assumed Loans in connection with the Loan Consents to be delivered in form and substance reasonably satisfactory to the holders of the Assumed Loans in order to cause the assumption by Purchaser and the SPEs, as applicable, of the Assumed Loans, the Assumed Loan Documents and all rights and obligations of Seller, the Joint Ventures, and their respective Subsidiaries and affiliates under such Assumed Loans (collectively, (a) and (b) to be referred to as the "Assumption Documents and Instruments"); provided that (I) Purchaser or any SPE shall not be required to execute and deliver any Assumption Documents and Instruments that expand such parties' liabilities or obligations, other than to a de minimis extent, from that of the parties to such Assumed Loans as of the date hereof, (II) Purchaser or any SPE shall not be obligated to assume any obligations or liabilities that arose or accrued prior to the Closing Date under the Assumed Loans, and (III) where affiliates of Seller or the Joint Ventures which are SPEs are the borrowers or borrower affiliates under the Assumed Loans, Purchaser shall cause equivalent entities which are affiliates of Purchaser to (x) assume all obligations of the corresponding SPEs under the applicable Assumed Loan Documents, and (y) comply with the "special purpose entity" requirements of the Assumed Loan Documents and any other reasonable requirements of the holders of the Assumed Loans in connection with the Loan Consents. Purchaser shall have five (5) days after receipt of the initial drafts of the applicable Assumption Documents and Instruments to reasonably approve and provide reasonable comments, if any, with respect to the same provided that Purchaser's reasonable approval and reasonable review shall be consistent with the requirements and limitations contained in this Section 8(A)(ii). In the event the final drafts of the Assumption Documents and Instruments do not incorporate Purchaser's reasonable comments that are consistent with the requirements and limitations contained in this Section 8(A)(ii), Purchaser shall have the right to terminate this Agreement upon notice to Seller, in which event this Agreement shall become null and void and no party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to Purchaser and the provisions that are expressly stated to survive the termination of this Agreement.

                  (iii) Purchaser hereby acknowledges that on or prior to the date hereof Seller has delivered to Purchaser a checklist in the form attached hereto as Exhibit I (the "AIG Checklist") requesting certain information and deliverables required by the holders of the following Assumed Loans in connection with the Loan Consent related thereto: (a) the Assumed Loan evidenced by that certain Promissory Note, dated as of July 29, 1998, by and between Sunamerica Life Insurance Company, as lender, and David E. Clem and David M. Roby, as trustees of Fort Washington Realty Trust with respect to the Property located at 40 Erie Street, Cambridge, Massachusetts (the "40 Erie Loan"), (b) the Assumed Loan evidenced by that certain Promissory Note, dated as of May 16, 2001, by and between Sunamerica Life Insurance Company, as lender, and David E. Clem and David M. Roby, as trustees of 200 Sidney Street Realty Trust with respect to the Property located at 200 Sidney Street, Cambridge, Massachusetts (the "200 Sidney Loan"), and (c) the Assumed Loan evidenced by that certain Promissory Note, dated as of November 21, 2003, by and between The Variable Annuity Life Insurance Company, as lender, and KS Parcel D, LLC, as borrower, with respect to the Property located at 500 West Kendall Street, Cambridge, Massachusetts (the "Kendall Square D Loan" and, together with the 40 Erie Loan and the 200 Sidney Loan, the "AIG Assumed Loans"). Purchaser shall make all deliverables under and satisfy all other requirements of the AIG Checklist in writing and deliver the same to Seller on or before April 11, 2005 (time being of the essence with respect to such date) ; provided, however, (a) Purchaser may deliver a form limited liability company agreement to Seller on or before April 11, 2005 in satisfaction of its obligation under the AIG Checklist to deliver the entity documents for each wholly-owned subsidiary that takes title to any of the Properties at Closing; and (b) Purchaser shall not be required to deliver a legal opinion to Seller on or before April 11, 2005, and provided, further, that Purchaser's counsel shall deliver a legal opinion to the lender, if required, on or before Closing in a form reasonably acceptable to the lender and to Purchaser's counsel. If Purchaser fails to make all such deliverables and satisfy all such requirements under the AIG Checklist (and send the same to Seller) by 5:00pm EST on April 11, 2005, then Purchaser shall be in material default under this Agreement and Seller shall have all remedies available to Seller hereunder. If (x) Goedecke delivers a letter to Seller and Purchaser based upon the AIG Checklist indicating that the lenders under the AIG Assumed Loans are not likely to provide the applicable Loan Consents, or (y) Goedecke does not send any letter opining as to the status of the Loan Consents under the AIG Assumed Loans by the date that is 30 days after the expiration of the Due Diligence Date, then either party may terminate this Agreement by written notice to the other party, in which case this Agreement shall become null and void and no party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to Purchaser and the provisions that are expressly stated to survive the termination of this Agreement. If Goedecke delivers a letter to Seller and Purchaser based upon the AIG Checklist indicating that the lenders under the AIG Assumed

Loans are likely to provide the applicable Loan Consents (the "Positive Status Letter") , then Purchaser shall comply with any reasonable requirements set forth by the holders of such Assumed Loans in connection with the assumption of such loans (which shall be set forth in a letter from such lenders), but subject to the limitations set forth in the last sentence of Section 8(A)(ii) above.

         (B) Purchaser acknowledges that the following loans are not Assumed Loans and will be prepaid (and the liens securing same will be discharged) by Seller, a Joint Venture or a Subsidiary at or prior to Closing: (a) the loan made pursuant to that certain Loan Agreement, dated as of November 9, 1998, by and between Massachusetts Institute of Technology, as lender, and David E. Clem and David M. Roby, Trustees of 270 Albany Street Realty Trust, as Borrower, with respect to the Property located at 270 Albany Street, Cambridge, Massachusetts (the "MIT Loan"), (b) the loan made pursuant to that certain Construction and Interim Loan Agreement, dated as of July 17, 2002, by and between Anglo Irish Bank Construction PLC, as lender, and KS Parcel A/D, LLC (nka KS Parcel A, LLC) as Borrower, as amended by that certain First Amendment to Construction and Interim Loan Agreement, dated as of November 27, 2002, with respect to the Property located at 675 West Kendall Street, Cambridge, Massachusetts (the "Kendall Square A Loan") and (c) the loan, dated as of January 1, 2001, by and between Yankee Farm Credit, ACA, as lender, and David E. Clem and David M. Roby, as trustees of 325 Vassar Street Realty Trust with respect to the Property located at 325 Vassar Street, Cambridge, Massachusetts (the "325 Vassar Street Loan") (the "Discharged Loans"). Seller, the applicable Joint Venture or their Subsidiaries may extend the Closing Date for up to sixty (60) days in order to effect the prepayment of the Discharged Loans and Seller will be responsible for any prepayment fees or expenses relating thereto.

         (C) If Seller is unable to obtain, or cause the Joint Ventures or the Subsidiaries to obtain, any of the Loan Consents on or before the Closing Date, then either party shall have the right to adjourn the Closing Date for such periods of time as such party deems desirable to enable such party to obtain the Loan Consents with respect to such Assumed Loan by giving the other party notice thereof prior to the Closing. This Section 8(C) shall apply again upon such extended Closing Date, but the Closing Date shall not be extended under this
Section 8(C) for more than ninety (90) days in the aggregate from the original Closing Date set forth in this Agreement. In the event that at the Closing (as so extended) the applicable Loan Consent(s) have not been obtained, then Seller shall provide Purchaser with written notice of same and Seller shall have the following options, in Seller's sole and absolute discretion, of which Seller may elect prior to the Closing (as extended) by written notice to Purchaser:

                  (i) pay off and discharge its obligations with respect to any such Assumed Loan at Closing (as so extended), in which case such loan shall not be assumed by Purchaser at Closing and the Cash Balance delivered by Purchaser at Closing will be adjusted as described in Section 2(D); or

                  (ii) terminate this Agreement upon notice to Purchaser, in which event this Agreement shall become null and void and no party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to the Purchaser and the provisions that are expressly stated to survive the termination of this Agreement.

         (D) Seller, at its sole cost and expense, shall have until the Due Diligence Date to obtain, with respect to each Joint Venture, the consent or authorization of all parties required by the relevant partnership or operating agreement or other organizational documents, as applicable, and in each case all amendments thereto through the date of this Agreement (the "Partnership Documents") to cause such Joint Venture to (a) convey the Property or Properties owned by such Joint Venture and its Subsidiaries to Purchaser at Closing, (b) be bound by the terms and conditions of this Agreement applicable to such Joint Venture and reasonably cooperate with Seller with respect to Seller's obligations hereunder (including, without limitation, delivery of all documents and other items required to be delivered by Seller or such Joint Venture hereunder), (c) pay its proportionate share of all obligations and liabilities attributable to it under this Agreement (including, without limitation, the prorations and adjustments described in Section 5(C) and the deposit of such Joint Venture's pro rata portion of the Post-Closing Escrow Funds), (d) ratify any actions taken by Seller on behalf of such Joint Venture in accordance with the terms of this Agreement, (e) ratify each of the representations, warranties and covenants made by such Joint Venture under this Agreement, and (f) agree to the Allocated Purchase Price applicable to each Property owned by such Joint Venture (collectively, the "Partnership Consents"). Nothing in this Section 8(D) shall be deemed to require any consents of Seller or any of its wholly owned and wholly controlled affiliates and subsidiaries and Seller represents and warrants to Purchaser that Seller and its wholly owned and wholly controlled affiliates and subsidiaries have authorized the transaction contemplated hereby.

         (E) Seller shall use good faith, diligence and commercially reasonable efforts to obtain the Partnership Consents, which efforts Seller shall commence promptly on the date hereof, including, without limitation agreeing to (a) transfer or direct any funds properly allocable to Joint Ventures hereunder to such Joint Ventures (including, without limitation, the Earnest Money, if applicable, and any amounts due pursuant to prorations and adjustments described in Section 5(C)), and (b) reasonably cooperate with the Joint Ventures with respect to such Joint Ventures' obligations hereunder. Seller shall notify Purchaser in writing of the progress of its attempts to obtain the Partnership Consents and permit Purchaser to participate in obtaining such Partnership Consents. Purchaser shall not be responsible for obtaining the Partnership Consents, but shall, at no cost or expense to it, reasonably cooperate with Seller in obtaining the Partnership Consents.

                  (i) If Seller is unable to obtain, or cause the Joint Ventures or the Subsidiaries to obtain, any of the Partnership Consents (other than the Partnership Consent of the Trustees of Dartmouth College with respect to the Property located at Centerra Lot 26 (the "Dartmouth Consent")) on or before the Due Diligence Date, then either party shall have the right to terminate this Agreement upon notice to the other party, in which event this Agreement shall become null and void and no party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to the Purchaser and the provisions that are expressly stated to survive the termination of this Agreement.

                  (ii) If Seller is unable to obtain, or cause the Joint Ventures or the Subsidiaries to obtain, the Dartmouth Consent on or before the Due Diligence Date, then the Property located at Centerra Lot 26 shall not be conveyed to Purchaser hereunder and the Purchase Price shall be decreased by the Allocated Purchase Price for such Property.

         (F) Seller, at its sole cost and expense (including without limitation, any transfer fees), shall have until the Closing Date to obtain, or cause the Joint Ventures or the Subsidiaries to obtain, with respect to each document that is set forth on Schedule 8(F) (the "Other Documents"): (a) if required pursuant to the terms of the Other Documents, the consent or authorization of all necessary parties to the transfer of the Properties from Seller, the Joint Ventures or their Subsidiaries to Purchaser (including without limitation, approval of any substitute letter of credit, guaranties and/or other liquidity enhancement including, without limitation, any documents required to effectuate the assignment, assumption, release and other matters set forth on Schedule 8(F)), (b) the release (in form and substance reasonably acceptable to Seller and the Joint Ventures, as applicable) of Seller, the Joint Ventures and their respective Subsidiaries and affiliates from liability in connection with the Other Documents to the extent required by Schedule 8(F), and (c) the assumption of the obligations under the Other Documents by Purchaser, as required by such documents (collectively, the "Other Consents").

         (G) Seller shall use good faith, commercially reasonable efforts to obtain, or cause the Joint Ventures or the Subsidiaries to obtain, the Other Consents and shall notify Purchaser in writing of the progress of its attempts to obtain the Other Consents and permit Purchaser to participate in obtaining such Other Consents. Purchaser shall provide any alternate security or credit and/or liquidity enhancements required by the third parties to the Other Documents in connection with the Other Consents. Purchaser shall not be responsible for obtaining the Other Consents, but shall, at no cost or expense to it, reasonably cooperate with Seller, the Joint Ventures or the Subsidiaries, as applicable, in obtaining the Other Consents.

         (H) If Seller is unable to obtain, or cause the Joint Ventures or Subsidiaries to obtain, the Other Consents on or before the Closing Date, Seller shall provide Purchaser with written notice of same and Seller shall have the following options with respect to each Property for which such party is unable to obtain an Other Consent, if applicable, of which Seller may elect prior to the Closing by written notice to Purchaser:

                  (i) adjourn the Closing Date for such periods of time as Seller deems desirable to enable such party to obtain the Other Consents with respect to such Other Documents. This Section 8(H)(i) shall apply again upon such extended Closing Date, but the Closing Date shall not be extended under this Section 8(H)(i) for more than sixty (60) days in the aggregate from the original Closing Date set forth in this Agreement; or

                  (ii) terminate this Agreement upon notice to Purchaser, in which event this Agreement shall become null and void and no party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to the Purchaser and the provisions that are expressly stated to survive the termination of this Agreement.

                  (iii) If Seller shall have elected option (i) above and the time period for which Seller adjourned the Closing Date (including any additional adjournments permitted under option (i)) shall have expired, then either Seller or Purchaser may elect to terminate this Agreement upon notice to all other parties, in which event this Agreement shall become null and void, and no party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to the Purchaser and the provisions that are expressly stated to survive the termination of this Agreement.

         (I) If Seller is unable to obtain, or cause the Joint Ventures or the Subsidiaries to obtain, any of the Tenant Estoppels, the Lender Estoppels or the CER Estoppels (each, an "Estoppel Certificate") on or before the Closing Date, Seller shall provide Purchaser with written notice of same. Seller shall have the option, with respect to each Estoppel Certificate which Seller is unable to obtain (or cause the Joint Ventures or the Subsidiaries to obtain), which it may elect prior to the Closing Date by written notice to Purchaser, to adjourn the Closing Date for such periods of time as Seller deems desirable to enable Seller to obtain, or cause the Joint Ventures or the Subsidiaries to obtain, such Estoppel Certificate. This Section 8(I) shall apply again upon such extended Closing Date, but the Closing Date shall not be extended under this Section 8(I) for more than sixty (60) days in the aggregate from the original Closing Date set forth in this Agreement. If (i) Seller shall not have elected to so adjourn the Closing Date with respect to such Estoppel Certificate, or (ii) Seller shall have elected to so adjourn the Closing Date with respect to such Estoppel Certificate and the time period for which Seller adjourned the Closing Date with respect to such Estoppel Certificate (including any additional adjournments permitted under this Section 8(I)) shall have expired, then Purchaser may elect to terminate this Agreement upon notice to all parties hereunder, in which event this Agreement shall become null and void, and no party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to Purchaser and the provisions that are expressly stated to survive the termination of this Agreement. Purchaser's election to terminate this Agreement pursuant to this Section must be made on or prior to the Closing Date and if Purchaser does not terminate this Agreement due to such failure to obtain the required Estoppel Certificate(s) on or prior to the Closing Date, then Purchaser shall be deemed to have waived such requirement. Nothing in this Section 8(I) shall limit Seller's ability to deliver a Seller Tenant Estoppel Certificate, a Seller Lender Estoppel Certificate or a Seller CER Estoppel Certificate in lieu of such corresponding Estoppel Certificate to the extent permitted hereunder.

         (J) Promptly after the date hereof, Seller shall cause 270 Albany Street Realty Trust ("Albany"), which is a Subsidiary, to take such actions as are reasonably necessary pursuant to that certain Agreement of First Offer and First Refusal, dated as of November 9, 1998, between Albany and Massachusetts Institute of Technology ("MIT") to trigger MIT's right of first refusal under such agreement with respect to the Property located at 270 Albany Street, Cambridge, Massachusetts ("270 Albany"). In the event that MIT elects to purchase 270 Albany pursuant to such agreement prior to Closing, then such Property shall not be conveyed to Purchaser hereunder and the Purchase Price shall be decreased by the Allocated Purchase Price for 270 Albany.

         (K) Commercially Reasonable Efforts. For purposes of this Agreement, including, without limitation, this Article 8, and without intending to expand the meaning of the phrase "commercially reasonable efforts", the parties hereto acknowledge that commercially reasonable efforts will not be interpreted as requiring the initiation or settlement of litigation, disproportionate payouts to any partners or other equity investors or lenders or the payment of money (other than usual and customary expenses associated with negotiating and closing transactions of the nature set forth herein, including, without limitation, fees and expenses required to be paid under existing contractual obligations and processing or review fees and reimbursement for legal fees and other out-of-pocket expenses customarily required by the equity partners, counterparties to contracts and holders of indebtedness).

         (L) Conditions to Closing.

                  (i) Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated herein shall be subject to fulfillment (or waiver by Purchaser, to the extent waiver is not prohibited hereunder) on or before the Closing Date, of all of the following conditions:

                           (a) Closing Deliveries. Seller has delivered all the
items required to be delivered pursuant to Section 5(B)(i).

                           (b) Accuracy of Representations and Warranties. As of
the Closing, each of the warranties and representations set forth in Section 7(A) herein shall be true, complete and correct in all material respects except for changes due to the operation of the Properties occurring prior to Closing which are not prohibited by this Agreement. Purchaser, in its sole and absolute discretion, may waive such condition. If the Closing occurs, Purchaser shall be deemed to have waived such condition precedent.

                           (c) Observance of Covenants. Seller and the Joint
Ventures shall have performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by such parties as of the Closing Date.

                           (d) No Injunction. No action, suit or legal or
administrative proceedings shall have been instituted by or before any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (referred to herein, as "Governmental Authority"), seeking to enjoin the transactions contemplated by this Agreement and intended to occur at the Closing, other than any such proceeding that has been subsequently terminated without the desired result or has been dismissed with prejudice or any such proceeding initiated by or on behalf of Purchaser. The condition set forth in this Section shall not be waivable by Purchaser and must be fulfilled on the Closing Date unless the Seller, in its sole discretion, consents otherwise.

                           (e) Estoppel Requirement. Purchaser shall have
received all Estoppel Certificates (or the Seller Tenant Estoppel Certificates, Seller Lender Estoppel Certificates or Seller CER Estoppel Certificates, if applicable).

                           (f) Third Party Consents. Each of the Loan Consents,
the Partnership Consents and the Other Consents (collectively, the "Third Party Consents") has been obtained.

                           (g) Title. Upon the sole condition of payment of the
premium, at Closing, the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner's Policy of title insurance (Revised 10-13-70 and 10-17-84) for each of the Properties (such commitments being the "Title Commitments"), with extended coverage, dated as of the date and time of the recording of the deed vesting title in Purchaser, in the amount of the Allocated Purchase Price for such Property, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to such Property, subject only to the Permitted Exceptions.

                           (h) Bankruptcy. No proceeding has been commenced
against Seller under the federal Bankruptcy Code or any state law for relief of debtors.

                           (i) Moratorium. No moratorium, statute or regulation
of any governmental agency or order or ruling of any court has been enacted, adopted, or issued which would adversely affect Purchaser's use or development of the Properties.

                           (j) Loan Condition. Seller shall not be in default
under any of the Assumed Loans.

If the Closing occurs, Purchaser shall be deemed to have waived all unsatisfied conditions precedent (but without releasing Seller or the Joint Ventures from any liability under their respective representations, warranties and covenants in this Agreement that survive Closing) except as otherwise provided herein.

                  (ii) Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment (or waiver by Seller) on or before the Closing Date of each of the following conditions:

                           (a) Receipt of Consideration. Seller (or such parties
as may be directed by Seller) shall have received the Purchase Price (adjusted pursuant to and payable in the manner provided for in this Agreement).

                           (b) Closing Deliveries. Purchaser shall have
delivered all the items required to be delivered pursuant to Section 5(B)(ii).

                           (c) Accuracy of Representations and Warranties. The
representations and warranties of Purchaser contained in Section 7(C) of this Agreement shall be true and correct in all material respects.

                           (d) Observance of Covenants. Purchaser shall have
performed and observed, in all material respects, all covenants and agreements in this Agreement to be performed and observed by Purchaser as of the Closing Date.

                           (e) No Injunction. No action, suit or legal or
administrative proceedings shall have been instituted by or before any court or Governmental Authority seeking to enjoin Purchaser from consummating the transactions contemplated by this Agreement and intended to occur at the Closing, other than any such proceeding that has been subsequently terminated without the desired result or has been dismissed with prejudice or any such proceeding initiated by or on behalf of Seller. The condition set forth in this Section shall not be waivable by Seller and must be fulfilled on the Closing Date unless Purchaser, in its sole discretion, consents otherwise.

                           (f) Third Party Consents. Each of the Third Party
Consents has been obtained.

If the Closing occurs, Seller shall be deemed to have waived all unsatisfied conditions precedent (but without releasing Purchaser from any liability under their respective representations, warranties and covenants in this Agreement that survive Closing) except as otherwise provided herein.

9.    BROKERAGE

            Each party represents to the other that they dealt with no broker in connection with this transaction, except that (i) Morgan Stanley acted as Seller's and the Joint Ventures' financial advisor for the transaction and any fees payable to Morgan Stanley will be paid by Seller and the Joint Ventures pursuant to a separate agreement, and (ii) Raymond James acted as Purchaser's financial advisor for the transaction and any fees payable to Raymond James will be paid by Purchaser pursuant to a separate agreement. Seller and the Joint Ventures shall indemnify and hold Purchaser harmless from and against any and all Claims of all brokers and finders claiming by, through or under Seller and the Joint Ventures and in any way related to the sale and purchase of the Properties pursuant to this Agreement, including, without limitation, reasonable attorneys' fees and disbursements incurred by Purchaser in connection with such Claims. Purchaser shall indemnify and hold Seller and the Joint Ventures harmless from and against any and all Claims of all brokers and finders claiming by, through or under Purchaser and in any way related to the sale and purchase of the Properties pursuant to this Agreement, including, without limitation, reasonable attorneys' fees and disbursements incurred by Seller and the Joint Ventures in connection with such Claims. Notwithstanding anything to the contrary contained in this Agreement, Seller's, the Joint Ventures' and Purchaser's obligations in this Section 9 shall survive Closing or any termination of this Agreement.

10.   DEFAULTS AND REMEDIES

            (A) Notwithstanding anything to the contrary contained in this Agreement, if Seller or the Joint Ventures fail to perform in any material respect any covenant of Seller or of the Joint Ventures, as applicable, in accordance with the terms of this Agreement or if any of Seller's or the Joint Ventures' representations or warranties set forth in Section 7(A) of this Agreement shall not be true, correct and complete in any material respect upon Closing, except (x) for changes due to the operation of the Properties occurring prior to Closing which are not prohibited by this Agreement (therefore there is no breach), (y) if the dollar amount of the damages resulting from any breach of representation or failure to perform any covenant together with all dollar amounts of all other damages resulting from any breach of representation or failure to perform any other covenant is less than Two Hundred Fifty Thousand Dollars ($250,000) (in which case the breach is deemed waived by Purchaser, the "Threshold Amount") or (z) if otherwise waived by Purchaser, then Purchaser's sole and exclusive remedy shall be either:

                  (i) if and only if the breach by Seller or the Joint Ventures, as applicable, is a breach of any of such entity's covenants hereunder, sue for specific performance with respect to the performance of same, subject to the limitations set forth in Sections 4(D), 4(F) and 10(E);

                  (ii) terminate this Agreement at the Closing (as it may be adjourned under this Agreement) in which event this Agreement, without further action of the parties, shall become null and void and no party shall have any further rights or obligations under this

Agreement, except for the return of the Earnest Money to the Purchaser and the provisions that are expressly stated to survive the termination of this Agreement; or

                  (iii) waive such default and proceed to Closing without any reduction in, abatement of, or credit against the Purchase Price;

                  if Purchaser fails to make any such election, Purchaser shall be deemed to have elected the remedy set forth in Section 10(A)(iii).

            (B) Notwithstanding anything herein to the contrary, Purchaser shall give Seller and the Joint Ventures, as applicable, written notice specifying any failure to perform by Seller and the Joint Ventures of any of Seller's or such Joint Venture's covenants hereunder or breach of any representation by Seller or the Joint Ventures hereunder, which notice shall be given within five (5) business days of the date Purchaser obtains actual knowledge of such breach or failure to perform (or on or prior to the Closing Date, if the date Purchaser obtains such actual knowledge is within 5 business days of the Closing Date); if Purchaser fails to deliver such notice within such five-day period (or by Closing, if earlier), such failure or breach shall be deemed waived by Purchaser. Upon receipt of such notice, Seller and the Joint Ventures, as applicable, shall have until Closing (and may adjourn the Closing for up to sixty (60) days if such adjournment is reasonably necessary to cure such breach or failure to perform) to cure such breach or failure to perform. At the option of Seller or the Joint Ventures, as applicable, Seller or such Joint Venture may cure such breach or failure to perform by giving Purchaser a credit against the Purchase Price at the Closing for a reasonable estimate of the dollar amount to cure same if quantifiable in excess of the Threshold Amount, but such credit shall only be that amount that exceeds the Threshold Amount.

            (C) Notwithstanding anything to the contrary contained in this Agreement, if Purchaser fails to perform in accordance with the terms of this Agreement, or materially breaches its representations or warranties (such failure or breach shall also be deemed a failure of a condition precedent to Seller's and the Joint Ventures' obligations to consummate their respective obligations under this Agreement), the Earnest Money shall be forfeited to Seller as liquidated damages (which shall be Seller's and the Joint Ventures' sole and exclusive remedy against Purchaser), at which time this Agreement shall be null and void and no party shall have any rights or obligations under this Agreement, except for such provisions that are expressly stated to survive the termination of this Agreement. Seller, the Joint Ventures and Purchaser acknowledge and agree that (i) the Earnest Money is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller and the Joint Ventures as a result of having withdrawn the Properties from sale and the failure of Closing to occur due to a default of Purchaser under this Agreement; (ii) the actual damages suffered and costs incurred by Seller and the Joint Ventures as a result of such withdrawal and failure to close due to a default of Purchaser under this Agreement would be extremely difficult and impractical to determine; (iii) Purchaser seeks to limit its liability under this Agreement to the amount of the Earnest Money in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Purchaser under this Agreement; and
(iv) the Earnest Money shall be and constitutes valid liquidated damages; provided, however, Purchaser, Seller and the Joint Ventures agree that the liquidated damages do not apply to any indemnity obligation of the Purchaser under this Agreement.

            (D) In the event any party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses reasonably incurred by the other parties in enforcing or establishing their rights hereunder, including, without being limited to, court costs and reasonable attorneys' fees.

            (E) Notwithstanding anything to the contrary contained in this Agreement, and subject to the limitation of Purchaser's remedies set forth in
Section 10(A), the maximum aggregate liability of the Seller and the Joint Ventures, together, for any and all damages or Claims hereunder or in connection herewith, including without limitation, any Claims for indemnification hereunder and Claims under any documents delivered in connection herewith, shall be Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Damage Cap"); provided, however, that Seller and the Joint Ventures, together, shall not have any liability for any such damages or Claims until the aggregate amount of same is in excess of the Threshold Amount (in which case the amount of said damages or Claims up to the Threshold Amount are deemed waived by Purchaser); and provided further, that Seller and the Joint Ventures shall not be liable for any consequential, special, punitive or indirect damages. The provisions of this
Section 10(E) shall survive Closing or earlier termination of this Agreement.

            (F) As security for Seller's obligations, if any, during the Representation Survival Period, at the Closing Seller and the Joint Ventures shall either (i) deposit in an account designated by the Escrowee an amount equal to the Damage Cap in immediately available funds, or (ii) deliver to Escrowee a Letter of Credit in a form reasonably acceptable to Purchaser in the stated amount of the Damage Cap (such funds, together with any interest earned thereon, net of investment costs, or such Letter of Credit, the "Post-Closing Escrow Funds"). Such Post-Closing Escrow Funds shall be held by Escrowee pursuant to the Escrow Instructions in the form attached hereto as Exhibit G (the "Post-Closing Escrow Agreement") until the expiration of the Representation Survival Period (unless, prior to the expiration of the Representation Survival Period, a claim for such Post-Closing Escrow Funds is made by Purchaser, in which event the Post-Closing Escrow Funds shall continue to be held in accordance with the terms of the Post-Closing Escrow Agreement) and disbursed in accordance with the terms of such Post-Closing Escrow Agreement.

11.   SELLER AND THE JOINT VENTURES

            (A) Seller shall act as agent for the Joint Ventures and their respective Subsidiaries for all matters under or in connection with this Agreement.

            (B) Notwithstanding anything to the contrary contained in this Agreement, each and every term and provision of this Agreement shall be applicable to Seller and, subject to the execution of the Partnership Consents, each of the Joint Ventures hereunder only to the extent such term or provision applies to a Property or a Subsidiary set forth opposite such entity's name on
Schedule 1. For example, a Joint Venture will be liable to Purchaser hereunder with respect to, and to the extent that, representations, warranties and covenants hereunder are applicable to the Properties set forth opposite such Joint Venture's name on Schedule 1, and Seller and the other Joint Ventures will not be liable to Purchaser hereunder for breaches by such

Joint Venture of such representations, warranties and covenants as they affect such Joint Venture's Properties set forth opposite such Joint Venture's name on
Schedule 1. Similarly, Seller and the Joint Ventures shall have rights in and to this Agreement and against Purchaser only to the extent that such rights are applicable to a Property or a Subsidiary set forth opposite such entity's name on Schedule 1, including, without limitation, the Allocated Purchase Price for such Property.

12.   INTENTIONALLY OMITTED

13.   MISCELLANEOUS

            (A)   Access:

                  (i) From the date of this Agreement through Closing (or earlier termination hereof, if applicable), provided Purchaser shall have obtained Purchaser's Liability Insurance (defined below), Purchaser and any of its agents, employees or contractors (collectively, "Purchaser's Representatives") shall have the right to enter upon the Properties, subject to the rights of tenants under their Leases and applicable law, without material interruption of Seller's, any Joint Venture's or any tenant's management of any Property or any tenant's use of its premises or any Property, to enter upon any Property (i) for the purpose of updating surveys, inspections, engineering studies, environmental assessments and any other tests, examinations or studies which Purchaser may reasonably deem necessary and (ii) to inspect the Property and all books, records and accounts relating to the operation thereof (collectively, clauses (i) and (ii), "Investigations"). Purchaser shall be solely responsible for all of the costs and expenses of any Investigations and shall conduct such Investigations in good faith and with due diligence. Notwithstanding the foregoing, Seller's and/or the applicable Joint Venture's prior written consent shall be required for any Investigations which involve invasive or destructive testing of any Property (or any portion thereof and including, without limitation, any boring of such Property in connection with an environmental audit or otherwise) or any alteration of such Property (or any portion thereof). In the event Seller and/or the applicable Joint Venture does provide its consent to any such invasive testing or alteration, Purchaser shall promptly restore the Property with respect to which same was performed substantially to its condition immediately prior to, as applicable, such test or alteration. Prior to any entry upon any Property, Purchaser shall provide Seller or the applicable Joint Venture with evidence that applicable contractors have named Seller or the applicable Joint Venture as an additional insured to their respective insurance policies, which insurance policies must be approved by Seller or the applicable Joint Venture in its reasonable discretion. Purchaser shall (i) fully comply with all laws, rules and regulations applicable to the Property and/or the Investigations and all other activities undertaken in connection therewith, (ii) not unreasonably interfere with the use, occupancy, management, maintenance or operation of any Property (or any portion thereof) by Seller, the applicable Joint Venture or Subsidiary or any tenants (or any of their respective agents, representatives, guests, invitees, contractors, or employees), and (iii) permit Seller or the applicable Joint Venture or Subsidiary to have a representative present during all Investigations undertaken hereunder. Purchaser hereby agrees to indemnify, defend and hold harmless Seller, the applicable Joint Venture, the applicable Subsidiary and their affiliates, any direct or indirect partner, member, trustee, beneficiary, director, shareholder, controlling person, affiliate, officer, attorney, employee, agent, contractor, tenant, representative or broker of any of the foregoing, and any of their respective heirs, successors, personal representatives, devisees, donees and assigns (collectively, "Released Parties"; each individually, a "Released Party") from and against any and all loss, cost, expense, damage, claim and liability (including, without limitation, reasonable attorneys' fees and disbursements), suffered or incurred by Seller or any other Released Party and arising out of or in connection with (i) Purchaser's and/or Purchaser's Representatives' entry upon any Property, (ii) any Investigations and other activities conducted on any Property by Purchaser or Purchaser's Representatives, and (iii) any liens or encumbrances filed or recorded against any Property as a consequence of any and all Investigations and other activities undertaken by Purchaser or Purchaser's Representatives; provided, however, Purchaser shall not indemnify, defend or hold harmless Seller against any loss, cost, expense, damage, claim or liability caused by Seller's gross negligence or willful misconduct, or loss, cost, expense, damage, claim or liability arising out of conditions that were present before Purchaser entered any of the Properties, except to the extent that Purchaser's negligence or willful misconduct exacerbate such existing conditions. Purchaser shall procure, prior to entry upon any Property, and maintain for at least one (1) year after the date hereof commercial general liability insurance covering Purchaser, Seller, the Joint Ventures, the Subsidiaries and the Properties on an occurrence, as opposed to claims made, basis and providing for a combined single limit for bodily injury and property damage of not less than Five Million and 00/100 ($5,000,000) per occurrence issued by companies and in form and substance reasonably satisfactory to Seller and the Joint Ventures ("Purchaser's Liability Insurance"). From the date of this Agreement through Closing, Seller and the Joint Ventures shall make all of Seller's, the Joint Ventures' and their respective Subsidiaries' books, files and records relating to any Property available for examination by Purchaser or Purchaser's Representatives, at Seller's offices in Cambridge, MA; provided, however, that such documentation shall not include any employee medical records or any other employee records reasonably determined by Seller and the Joint Ventures to be of a confidential nature.

                  (ii) Purchaser shall give Seller and the Joint Ventures, as applicable, reasonable prior notice of each entry onto any Property, which notice shall include sufficient information to permit Seller or such Joint Venture to review the scope of the proposed Investigation. Purchaser shall fully comply with all laws, rules and regulations applicable to the Investigation and all other activities undertaken in connection therewith and shall permit Seller to have a representative present during all Investigations undertaken hereunder.

                  (iii) Any entry upon any Property and all Investigations shall be at the sole risk and expense of Purchaser and Purchaser's Representatives, and shall not unreasonably interfere with the activities on or about the Property of Seller, the Joint Ventures, their respective Subsidiaries, their respective tenants and their respective invitees.

            (B) Purchaser's Acknowledgement /Due Diligence Date: Purchaser shall have until 5:00 p.m. EST on April 29, 2005 (the "Due Diligence Date") to perform, subject to Section 13(A) above, any physical and non-physical due diligence on the Properties including reviewing any materials delivered and/or made available to Purchaser and/or Purchaser's Representatives prior to the date hereof (including, without limitation, the Reports and those items contained in that certain data room website located at https://extranet.piperrudnick.com/eRoom/lyme/LymeeRoom1) (collectively, the "Due Diligence Materials") with respect to the Properties. If Purchaser determines in its sole and absolute discretion that Purchaser desires to terminate this Agreement, for any reason or no reason, on or prior to the Due Diligence Date, then Purchaser may terminate this Agreement by delivering a written notice (a "Purchaser's Termination Notice") to Seller and the Joint Ventures promptly upon making such determination and, in any event, not later than 5:00 p.m. EST on the Due Diligence Date. If Purchaser terminates this Agreement pursuant to this Section, this Agreement shall become null and void and no party shall have any further rights or obligations under this Agreement, except for the return of the Earnest Money to Purchaser and the provisions that are expressly stated to survive the termination of this Agreement; provided that Purchaser shall promptly deliver to Seller a copy of any updated diligence reports or materials that may be generated in connection with Purchaser's due diligence (other than materials subject to attorney-client privilege). If Purchaser does not elect to terminate this Agreement (including by not delivering the Purchaser's Termination Notice within the required time period) in accordance with this Section 13(B), Purchaser shall be deemed to have approved all physical and non-physical due diligence investigation of the Properties. Any new conditions or information either (i) discovered as a result of the due diligence performed by Purchaser on and prior to the Due Diligence Date or (ii) disclosed by Seller or any Joint Venture to Purchaser in writing on or before the date that is five (5) days prior to the Due Diligence Date shall automatically be deemed to update the applicable Schedules attached hereto and modify the applicable representations and warranties made by Seller and the Joint Ventures herein to reflect such new conditions or information. TIME IS OF THE ESSENCE WITH RESPECT TO THE DATES AND TIME PERIODS SET FORTH IN THIS SECTION 13(B).

            (C) No Assignment: Except pursuant to Section 13(L), neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller, the Joint Ventures or Purchaser; provided, however, Purchaser may designate one or multiple entities that are wholly-owned and controlled by Purchaser to take title to one or more of the Properties and to execute the Assumption Documents and Instruments, where applicable and consistent with Section 8(A). For purposes of clarity, Purchaser shall have the right to assign its right to take title to one or more Properties under this Agreement to one or more separate entities that are wholly-owned and controlled by Purchaser solely for the purposes of such entity taking title at Closing and executing the Assumption Documents and Instruments, where applicable and consistent with Section 8(A), but the Purchaser named herein (i.e., BioMed Realty, L.P.) shall not be released hereunder and shall continue to be liable for all covenants and obligations of "Purchaser" hereunder and shall execute and deliver at Closing any required instruments and documents that "Purchaser" (as opposed to the single purpose entities, pursuant to Section 8(A)) is required to deliver hereunder (including, without limitation, the applicable Assumption Documents and Instruments to be executed by "Purchaser" and the Assumed Loan Indemnities). As used in this Agreement, the term "Purchaser" shall be deemed to include the initial Purchaser and any permitted designee of the initial Purchaser and all such Purchaser entities shall be jointly and severally liable under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller, the Joint Ventures and Purchaser and their respective successors and assigns.

            (D) Entire Agreement; Severability: This Agreement constitutes the entire agreement between Seller, the Joint Ventures and Purchaser with respect to the Properties and shall not be modified or amended except in a written document signed by Seller and Purchaser and ratified by the Joint Ventures. Any prior agreement or understanding between Seller, the

Joint Ventures and Purchaser concerning the Properties is hereby rendered null and void. The provisions of this Agreement are severable, and if any provision or part hereof or the application thereof to any person or circumstance shall ever be held by any court of competent jurisdiction to be invalid or unconstitutional for any reason, the remainder of this Agreement and the application of such provision or part hereof to other persons or circumstances shall not be affected thereby, unless the invalidation of such provision or its application materially interferes with the intent of the parties hereto.

            (E) Timing: Except with respect to the Closing Date (for which there are express adjournments set forth herein), time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

            (F) Notices: All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, or by Federal Express or Airborne Express, or by facsimile transmission, evidenced by confirmed receipt and concurrently followed by a "hard" copy of same delivered to the party by one of the other methods described above addressed as follows:

                  1.    If to Seller:

                        c/o Lyme Properties LLC
                        23 South Main Street, 3rd Floor
                        Hanover, New Hampshire 03755
                        Attention: George Lightbody
                        Phone: (603) 643-3300 ext. 130
                        Telecopier: (603) 643-0331

                        With a copies to:

                        c/o Lyme Properties LLC
                        23 South Main Street, 3rd Floor
                        Hanover, New Hampshire 03755
                        Attention: David Clem
                        Phone: (603) 643-3300 ext. 130
                        Telecopier: (603) 643-0331

                        c/o The Lyme Timber Company
                        16 On the Common
                        P.O. Box 266
                        Lyme, New Hampshire 03768
                        Attention: David Roby
                        Phone: (603) 795-2129
                        Telecopier: (603) 795-4789
                        and

                        Willkie Farr & Gallagher LLP
                        787 Seventh Avenue
                        New York, New York 10019
                        Attention: Eugene A. Pinover, Esq.
                        Phone: (212) 728-8000
                        Telecopier: (212) 728-8111

                  2.    If to the Joint Ventures:

                        c/o Lyme Properties LLC
                        23 South Main Street, 3rd Floor
                        Hanover, New Hampshire 03755
                        Attention: George Lightbody
                        Phone: (603) 643-3300 ext. 130
                        Telecopier: (603) 643-0331

                        With copies to:

                        c/o Lyme Properties LLC
                        23 South Main Street, 3rd Floor
                        Hanover, New Hampshire 03755
                        Attention: David Clem
                        Phone: (603) 643-3300 ext. 130
                        Telecopier: (603) 643-0331

                        c/o The Lyme Timber Company
                        16 On the Common
                        P.O. Box 266
                        Lyme, New Hampshire 03768
                        Attention: David Roby
                        Phone: (603) 795-2129
                        Telecopier: (603) 795-4789

                        and

                        Willkie Farr & Gallagher LLP
                        787 Seventh Avenue
                        New York, New York 10019
                        Attention: Eugene A. Pinover, Esq.
                        Phone: (212) 728-8000
                        Telecopier: (212) 728-8111

                  3.    If to Purchaser:

                        17140 Bernardo Center Drive

                        Suite 222
                        San Diego, California 92128
                        Attention: General Counsel
                        Phone: (858) 485-9840
                        Telecopier: (858) 485-9843

                        with a copy to:

                        Latham & Watkins LLP
                        600 West Broadway, Suite 1800
                        San Diego, CA 92101-3375
                        Attention: Steven Levine, Esq.
                        Phone: (619) 236-1234
                        Telecopier: (619) 696-7419

Notice deposited in the mail in the manner hereinabove described shall be effective upon receipt or refusal of delivery. Each party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section.

            (G) Governing Law: This Agreement shall be governed and interpreted in accordance with the laws of the State of Massachusetts, without giving effect to the conflicts of laws principles thereof, except to the extent the law of the State where the Property is located governs the transfer of the Properties. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Any legal action or proceeding with respect to this Agreement or any of the transactions contemplated herein may be brought in the courts of the State of Massachusetts located in the County of Middlesex or of the United States of America for the District of Massachusetts, and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

            (H) Counterparts: This Agreement may be executed by original or facsimile in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

            (I) No Offer: This Agreement does not constitute an offer to sell or an offer to buy and shall not bind Seller, the Joint Ventures or Purchaser unless and until each such party elects to be bound hereby by executing and delivering to the other party an executed original counterpart hereof and the Escrowee receives the first deposit of the Earnest Money.

            (J) Confidentiality: Notwithstanding anything herein to the contrary, Purchaser confirms and ratifies all of its obligations set forth in the confidentiality agreement executed by it (the "Confidentiality Agreement"), an executed copy of which is attached hereto as Exhibit H, and such obligations are incorporated herein. Purchaser and any of Purchaser's Representatives that engage in any due diligence activities for or on behalf of Purchaser in connection with this Agreement shall each agree to be bound by the provisions of such Confidentiality Agreement as if each such party was an original signatory thereto, and such parties will be deemed subject to the provisions of such Confidentiality Agreement for purposes of this Agreement. Purchaser confirms that Seller and the Joint Ventures are the intended beneficiaries of such Confidentiality Agreement and Seller and the Joint Ventures have the right to enforce any provision contained therein. Purchaser, Seller and the Joint Ventures shall not make any press releases relating to this Agreement or any public announcement with respect to the purchase and sale of the Properties, except as may be required by applicable law or to enforce such parties' legal or equitable rights under this Agreement, without the prior written consent of the other party hereto, which consent may be granted or denied in its sole discretion; provided, however, that nothing in this section shall prevent any of Purchaser, Seller or any Joint Venture from disclosing any information to such party's partners, affiliates, officers, directors, attorneys, accountants, brokers, lenders, investment bankers or financial consultants, which disclosure is reasonably necessary in order to consummate the transactions contemplated hereby.

            (K) Knowledge: For purposes of this Agreement, "knowledge" with respect to Seller and the Joint Ventures shall mean matters as to which David M. Roby, David Clem and Robert Green have actual knowledge without any duty or responsibilities to make any inquiry, review or investigation.

            (L) 1031 Transaction: Notwithstanding anything to the contrary set forth herein, Seller and the Joint Ventures, as applicable, may take such steps as Seller or such Joint Venture shall deem necessary or desirable to qualify the sale of each Property (or any portion thereof) under Section 1031 of the Code (a "1031 Transaction"), including the use of, and/or assignment of this Agreement to, a "qualified intermediary" within the meaning of Treas. Regs. Section 1.1031(k)-(g)(4), or the use of any other multiparty arrangement described in Treas. Regs. Section 1.1031(k)-1(g). Purchaser shall cooperate (which cooperation shall be at Seller's or such Joint Venture's expense) in so structuring a 1031 Transaction, if so desired by Seller or such Joint Venture; provided that such structuring shall not affect Purchaser's rights hereunder except to a de minimis extent. Notwithstanding anything to the contrary contained herein, in no event shall Purchaser be required to accept title to any property other than the Properties in connection with any such 1031 Transaction. Seller and the Joint Ventures agree to indemnify Purchaser from and against all losses resulting from any claim made against Purchaser in connection with such 1031 Transaction. Notwithstanding anything to the contrary set forth herein, Purchaser may take such steps as Purchaser shall deem necessary or desirable to qualify the purchase of each Property (or any portion thereof) as a 1031 Transaction. Seller and the Joint Ventures, as applicable, shall cooperate (which cooperation shall be at Purchaser's expense) in so structuring a 1031 Transaction, if so desired by Purchaser; provided that such structuring shall not affect Seller's or such Joint Venture's rights hereunder except to a de minimis extent. Notwithstanding anything to the contrary contained herein, in no event shall Seller or such Joint Venture be required to accept title to any property in connection with any such 1031 Transaction. Purchaser agrees to indemnify Seller and the Joint Ventures from and against all losses resulting from any claim made against Seller and the Joint Ventures in connection with such 1031 Transaction.

            (M)   Intentionally Omitted

            (N) Release by Purchaser: Without limiting any provision in this Agreement, Purchaser, for itself and any of its successors and assigns and their affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against, any Released Party with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), including, without limitation, attorneys' and experts' fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with any Property or any portion thereof (collectively, "Claims"), including, without limitation, the physical, environmental and structural condition of any Property or any law or regulation applicable thereto, or any other matter relating to the use, presence or discharge of Hazardous Materials on, under, in, above or about any of the Properties. For purposes of this Agreement, the term "Hazardous Materials" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) "hazardous waste" in the federal Recourse Conservation and Recovery Act; (B) "hazardous substances" in the federal Comprehensive Environmental Response, Comprehension and Liability Act; (C) "pollutants" in the federal Clean Water Act; (D) "toxic substances" in the federal Toxic Substances Control Act; (E) "oil or hazardous materials" in the laws or regulations of any State, and (F) any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. The term "Environmental Laws" includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations, guidelines, rules or orders as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials.

            (O)   Survival: The provisions of the foregoing Sections 13(A)(i),
(C), (F), (G), (J), (K), (L) and (N) in this Section shall survive the Closing or any termination of this Agreement.

            (P) Regulation S-X: Seller shall, and shall request that its accountants, assist Purchaser, at Purchaser's request and sole cost and expense (which costs and expenses Purchaser covenants to pay promptly when due), by providing information relating to the Properties and their operation that may be reasonably necessary for Purchaser to produce the financial statements required under Rule 3-14 of regulation S-X of the U.S. securities laws. Subject to Seller's obligations with respect to its representations and warranties hereunder, Purchaser agrees to indemnify the Released Parties and hold them harmless from and against any and all Claims arising out of the preparation or use by Purchaser of any such information provided by Seller or Seller's accountants pursuant to this Section 13(P) (but excluding any Claims arising out of the mere discovery of information by Purchaser).

14.   INDEMNIFICATION PROCEDURES

                  (i) For purposes of this Section the term "Asserting Party" shall mean the party against whom a Claim is asserted and who seeks indemnification under this Agreement, and the term "Defending Party" shall mean the party from whom indemnification is sought under this Agreement.

                  (ii) If a Claim is made against the Asserting Party which the Asserting Party believes to be covered by the Defending Party's indemnification obligation under this Agreement, the Asserting Party shall promptly notify the Defending Party of the Claim and, in such notice, shall offer to the Defending Party the opportunity to assume the defense of the Claim within ten (10) business days after receipt of the notice (with counsel reasonably acceptable to the Asserting Party). If the Defending Party timely elects to assume the defense of the Claim, the Defending Party shall do so on behalf of both the Asserting Party and the Defending Party, unless both the Asserting Party and the Defending Party are named in the same litigation and representation of both of them by the same counsel would be inappropriate.

                  (iii) If the Defending Party timely elects to assume the defense of the Claim, the Defending Party shall have the right to settle the Claim on any terms it considers reasonable as long as the settlement shall not require the Asserting Party to render any performance or pay any consideration without its consent and provides for an unconditional release from all liability with respect to such Claim of the Asserting Party.

                  (iv) If the Defending Party fails timely to elect to assume the defense of the Claim, or if the Defending Party timely elects to assume the defense of the Claim but thereafter fails to defend the Claim with diligence and continuity, the Asserting Party shall have the right, after giving prior written notice to the Defending Party, to take over the defense of the Claim and to settle the Claim on any terms it considers reasonable. Any such settlement shall be valid as against the Defending Party.

                  (v) If the Defending Party assumes the defense of a Claim, the Asserting Party may employ its own counsel but such employment shall be at the sole expense of the Asserting Party. If the Defending Party assumes the defense of a Claim but the same counsel may not represent both the Asserting Party and the Defending Party, or if the Defending Party fails timely to assume the defense of the Claim or, after having elected to assume the defense fails to defend the Claim with diligence and continuity, the Asserting Party may employ its own counsel and such employment shall be at the sole expense of the Defending Party.

                  (vi) Whether or not the Defending Party elects to assume the defense of a Claim, the Defending Party shall cooperate with the Asserting Party in the defense of the Claim. If the Defending Party elects to assume the defense of a Claim, the Asserting Party will cooperate with the Defending Party in such defense.

                  (vii) If the Asserting Party is obligated to pay amounts for which it is entitled to be indemnified hereunder, then Defending Party shall be obligated, unless such amounts shall be reimbursed to the Asserting Party within ten (10) days of demand therefor, to pay interest on such amounts thereafter until paid at a per annum rate equal to 2% above the rate announced as its "prime rate" by Citibank, N.A. (or any successor bank thereto).

                  (viii) If the Asserting Party is obligated to perform repairs or other work in connection with any Claims for which it is entitled to indemnification hereunder then, except in the case of any emergency situation which involves immediate threat of damage or injury to persons or property (as to which no such notice shall be required to be given until the earliest practicable opportunity), the Asserting Party shall give a written notice to Defending Party setting forth the general nature of such repairs or other work and, if the Defending Party fails to commence or, in the case of the foregoing emergency situation assume the continuation of such repairs or other work within ten (10) days after such written notice or, having commenced such repairs or other work, fails to diligently prosecute such repairs or other work to completion, then such Asserting Party shall be entitled to (and shall at all times) perform such repair or other work in a manner which a reasonable and prudent owner of buildings similar to the applicable Property located where such Property is located would cause such work to be performed.

                  (ix) The provisions of this Section shall survive the Closing or termination of this Agreement for so long as and be applicable to any indemnity herein that survives the Closing or termination of this Agreement.

15.   TABLE OF DEFINED TERMS

            The terms set forth below are defined on the following pages of this
Agreement:


1031 Transaction................................       50

200 Sidney Loan.................................       34

270 Albany......................................       38

325 Vassar Street Loan..........................       35

40 Erie Loan....................................       34

Adjustment Point................................       16

Agreement.......................................        1

AIG Assumed Loans...............................       34

AIG Checklist...................................       34

Albany..........................................       38

Allocated Purchase Price........................        3

AS-IS, WHERE IS AND WITH ALL FAULTS.............       29

Asserting Party.................................       52

Assigned Contracts..............................        6

Assumed Loan Documents..........................        9

Assumed Loan Indemnity..........................       33

Assumed Loan Releases...........................       33

Assumed Loans...................................        9

Assumption Documents and Instruments............       33

Cash Balance....................................        4

Cash Escrow Agreement...........................       43

CER.............................................        8

CER Counterparty................................        8

CER Estoppels...................................        8

Claims..........................................       51

Closing.........................................       13

Closing Date....................................       13

Closing Month...................................       17

Code............................................        5

Condemnation....................................       24

Confidentiality Agreement.......................       50

costs of collection.............................       16

Credit Enhancement Documents....................       33

Damage Cap......................................       43

Dartmouth Consent...............................       36

Defending Party.................................       52

Discharged Loans................................       35

Due Diligence Date..............................       45

Due Diligence Materials.........................       45

Earnest Money...................................        3

Earnest Money Escrow Instructions...............        3

Environmental Defects...........................       27

Environmental Laws..............................       51

Escrow Account..................................        3

Escrowee........................................    3, 43

Estoppel Certificate............................       38

Excluded Property...............................        2

Genzyme Lease...................................        6

Genzyme Work....................................        6

Genzyme Work Payment Request....................        6

Goedecke........................................       23

Governmental Authority..........................       39

hard............................................       47

Hazardous Materials.............................       51

hazardous substances............................       51

hazardous waste.................................       51

Impositions.....................................       19

Improvements....................................        2

Intellectual Property...........................        3

Investigations..................................       44

Joint Ventures..................................        1

Kendall Square A Loan...........................       35

Kendall Square D Loan...........................       34

knowledge.......................................       50

Land............................................        2

Leases..........................................        3

Leasing Costs...................................       20

Lender Estoppels................................        7

Letter of Credit................................        3

List of Leases..................................       25

Loan Consents...................................       33

Major Event.....................................       24

Material Violation..............................       12

Material Violation Notice.......................       12

MIT.............................................       38

MIT Loan........................................       35

Net Proceeds....................................       24

Objection Cut Off Date..........................       11

oil or hazardous materials......................       51

Other Consents..................................       37

Other Documents.................................       37

Partnership Consents............................       36

Partnership Documents...........................       36

Permitted Exceptions............................        8

Personal Property...............................        2

pollutants......................................       51

Positive Status Letter..........................       35

Post-Closing Escrow Funds.......................       43

Premises........................................        2

prime rate......................................       53

Properties......................................        1

Property........................................        1

Property Name...................................        2

Purchase Price..................................        3

Purchaser.......................................    1, 46

Purchaser's Liability Insurance.................       45

Purchaser's Notice..............................       10

Purchaser's REIT Entity.........................        5

Purchaser's Representatives.....................       44

Purchaser's Termination Notice..................       46

qualified intermediary..........................       50

Released Parties................................       45

Released Party..................................       45

Rents...........................................       16

Reports.........................................       27

Representation Survival Period..................       28

Second Deposit..................................        3

Seller..........................................        1

Seller Lender Estoppel Certificate..............        8

Seller Removal Obligations......................        8

Seller Tenant Estoppel Certificate..............        7

Seller's Response...............................       10

Service Contracts...............................       26

SPE.............................................       32

Subsidiaries....................................        1

Subsidiary......................................        1

Survey..........................................       10

Tenant Estoppels................................        7

Third Party Consents............................       39

Threshold Amount................................       41

Title and Violations Cure Cap...................       11

Title Commitment................................       10

Title Commitments...............................   10, 39

Title Insurer...................................       10

toxic substances................................       51

Vertex..........................................        7

16.   TABLE OF EXHIBITS

            The exhibits set forth below are attached to and hereby made a part of this Agreement:

Exhibit                                         Section(s)
-------                                         ----------
   A     Form of Earnest Money Escrow           2(B)(i)
         Instructions

   B     Form of Tenant Estoppel                3(H)(i)

   C     Form of Seller Tenant Estoppel         3(H)(i)
         Certificate

  D-1    Form of Deed - Massachusetts           5(B)(i)(a)

  D-2    Form of Deed - New Hampshire           5(B)(i)(a)

   E     Form of Omnibus Bill of Sale and       5(B)(i)(b)
         Assignment and Assumption of Leases,
         Security Deposits, Assumed
         Contracts, Personal Property, Other
         Documents, and Other Property

   F     Form of FIRPTA Certificate             5(B)(i)(g)

   G     Form of Post-Closing Escrow Agreement  10(F)

H     Confidentiality Agreement              13(J)

I     AIG Checklist                          8(A)(iii)

17.      TABLE OF SCHEDULES

            The schedules set forth below are attached to and hereby made a part of this Agreement:


Schedule                                                                Section
---------                                                 ------------------------------------
   1       Description of Properties                      Recitals, 1, 1(A), 2(A), 7(A), 11(B)

 1(A)      Legal Description                              1(A)

1(D)-1     Included Personal Property                     1(D)

1(D)-2     Excluded Personal Property                     1(D)

3(C)       Approved Lease Amendments                      3(C)

3(F)-1     Pre-Closing Construction and Repair Work       3(F)

3(F)-2     Post Closing Construction and Repair Work      3(F)

4(A)(ii)   Other Permitted Exceptions                     4(A)(ii)

4(B)(i)    List of Title Commitments                      4(B)(i)

4(B)(iii)  List of Surveys                                4(B)(iii)

5(C)(ii)   Tax Certiorari                                 5(C)(ii)

7(A)(i)    List of Leases                                 7(A)(i)

7(A)(ii)   Actions, Proceedings and Investigations        4(F), 7(A)(ii), 7(A)(iii)

7(A)(iii)  Notices of violations                          7(A)(iii)

7(A)(iv)   Insurance Coverage                             3(G), 7(A)(iv)

7(A)(v)    Service Contracts                              7(A)(v)

7(A)(x)    List of Environmental and Engineering Reports  7(A)(iii), 7(A)(x), 7(C)(i)

7(A)(xi)   Assumed Loan Documents                         4(A)(viii), 7(A)(xi)

8(A)(ii)   Credit Enhancement Documents                   8(A)(ii)

8(F)       Other Documents Requiring Consent              5(B)(i)(i), 8(F)

            IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

SELLER:

THE LYME TIMBER COMPANY

By: WOODLAND MANAGEMENT ASSOCIATES, LLC
    its general partner

    By: /s/ DAVID M. ROBY
        ----------------------
        Name: David Roby
        Title: Managing Member

PURCHASER:

BIOMED REALTY, L.P.

By: /s/ ALAN D. GOLD
    -------------------------
    Name: Alan D. Gold
    Title: President and CEO